UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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WERNER ENTERPRISES, INC.
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Post Office Box 45308
Omaha, Nebraska 68145-0308

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 11, 2021

Dear Stockholders:
Notice is hereby given that the 2021 Annual Meeting of Stockholders of Werner Enterprises, Inc., a Nebraska corporation (the “Company”), will be held at the Embassy Suites Omaha-La Vista Hotel & Conference Center, 12520 Westport Parkway, La Vista, Nebraska, on Tuesday, May 11, 2021, at 10:00 a.m. Central Time for the following purposes:
1.To elect three Class III directors to each serve for a three-year term expiring at the 2024 Annual Meeting of Stockholders, one Class I director to serve for a one-year term expiring at the 2022 Annual Meeting of Stockholders and one Class II director to serve for a two-year term expiring at the 2023 Annual Meeting of Stockholders and until their respective successors are elected and qualified.
2.To approve an advisory resolution on executive compensation.
3.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.
4.To transact such other business as may properly come before the meeting or any adjournment thereof.
Only stockholders of record at the close of business on March 22, 2021, will be entitled to receive notice of and to vote at the 2021 Annual Meeting or any adjournment thereof.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2021: This Notice of Annual Meeting of Stockholders presents only an overview of the more complete enclosed proxy materials comprised of the Company’s (i) 2021 Proxy Statement and (ii) 2020 Annual Report to Stockholders (containing our Annual Report on Form 10-K for 2020). Copies of the proxy materials are available, without charge, on the Company’s website (http://www.werner.com under the “Investors” link). The enclosed proxy materials contain important information about the Company and 2021 Annual Meeting, and you are encouraged to review these documents before voting.
Your vote is important. Whether or not you attend the meeting, please vote and submit your proxy as promptly as possible using one of the voting methods described in the Proxy Statement. If you hold your shares through a brokerage firm, bank or other nominee, follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors,
James L. Johnson
Omaha, Nebraska	Executive Vice President, Chief Accounting Officer
April 2, 2021	& Corporate Secretary

i

WERNER ENTERPRISES, INC.
Post Office Box 45308
Omaha, Nebraska 68145-0308
________________

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 11, 2021
________________________

PROXY STATEMENT SUMMARY AND BUSINESS OVERVIEW

We are sending you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (the “Board”) for the 2021 Annual Meeting of Stockholders of Werner Enterprises, Inc. The 2021 Annual Meeting will be held for the purposes set forth in the Notice of Annual Meeting of Stockholders on the cover page of this Proxy Statement. We are mailing the Proxy Statement, proxy and our Annual Report to Stockholders for the year ended December 31, 2020 (the “2020 Annual Report”) on or about April 2, 2021.

In this Proxy Statement, we also use the following terms and abbreviations:
•We refer to Werner Enterprises, Inc. as the “Company,” “we,” “our” or “us.”
•The 2021 Annual Meeting of Stockholders is referred to as the “Annual Meeting” or “2021 Annual Meeting.”
•References to “2020” and “for the year ended December 31, 2020” mean the Company’s fiscal year for the period beginning January 1, 2020 and ending December 31, 2020.
•The term “executive officers” means those executives listed in the Executive Officer Information section of this Proxy Statement.
•The term “Proxy Materials” means and consists of this Proxy Statement, the proxy relating to the 2021 Annual Meeting and the 2020 Annual Report.
•We also refer to our “website,” which means the Internet website available at http://www.werner.com under the “Investors” link, as provided in the Internet Website and Availability of Materials section of this Proxy Statement.

This Proxy Statement and our 2020 Annual Report are available on our website. In these Proxy Materials, we refer to certain reports and forms that we have filed with the U.S. Securities and Exchange Commission (the “SEC”). All of our SEC filings are available on our website, as well as the SEC website at www.sec.gov. You may also request copies of our SEC filings and Proxy Materials from our Corporate Secretary at the contact information provided in the Contacting the Corporate Secretary and Executive Offices section of this Proxy Statement.

2020 Financial Highlights. COVID-19 significantly impacted the economy and our business in 2020. We believe we quickly adapted to the changing business conditions while keeping the health and safety of our associates, customers and the communities where we live and operate a priority. During a year full of uncertainty surrounding the COVID-19 pandemic, the Company was able to achieve record operating income in 2020 and year-over-year improvements in net income and earnings per diluted share.

•Total revenues $2.4 billion	•Cash flow from operations $445.9 million
•Operating income $227.4 million	•Capital expenditures, net $266.2 million
•Net income $169.1 million	•Dividends paid $24.9 million
•Earnings per diluted share $2.44	•Stock repurchases $56.5 million
•Operating ratio 90.4%	•Stockholders’ equity $1.2 billion

2020 Executive Compensation Program. Our executive compensation program has been instrumental to achieving our business objectives. Our total compensation mix allows us to retain qualified, innovative executive officers who possess the necessary experience and expertise to effectively lead and manage the Company, contribute to our long-standing success and create value for our stockholders. The overall design of our compensation program, including the three primary pay components, has remained consistent year over year.

Annual Base Salary	•Fixed element of annual compensation
•Base salary increases in 2020 averaging less than 10% after no base salary increases in 2019
•Executive officers voluntarily decreased their base salaries during second quarter of 2020 due to COVID-19
Cash Annual Incentive Compensation	•Short-term cash incentive with variable payout opportunities based on four performance metrics measured against pre-defined annual goals
•No change in payout opportunities for 2020
•No adjustment to performance metrics and target goals for 2020 established prior to the COVID-19 outbreak
Long-Term Incentive Compensation	•Long-term equity-based incentives split between restricted stock and performance stock with three-year vesting schedules
•No change to equity award design for 2020

Our executive compensation program includes the following best practices:

What we do	What we don’t do
•Pay for performance	•Employment agreements for executive officers
•Short-term and long-term incentive compensation	•Single-trigger severance arrangements
•Recoupment policy for performance-based cash and equity awards	•Dividends or dividend equivalents on unvested or unearned equity awards
•Annual say-on-pay vote	•Hedging and pledging of Werner securities
•Independent compensation consultant
•Stock ownership guidelines
•Limited perquisites

Environmental, Social and Governance (“ESG”). At Werner, we are proud of the strong foundation of driving greater sustainability and inclusion throughout the 65 years of our organization. As an award-winning EPA SmartWay Transportation Partner, Werner eliminated over 300 million gallons in fuel consumption, improved fuel efficiency by over 29% and reduced over 3.3 million tons of CO2 since 2007. Werner is proud of its highly-skilled and safety-conscious driver workforce, that includes 55% of drivers who are ethnically diverse and 21% of drivers who are military veterans. Werner’s talented Board of Directors has strong business experience, relevant leadership skills and increasing diversity among its membership. After the 2021 Annual Meeting, we expect eight of nine directors will be independent and four of nine directors will be gender or ethnically diverse.

In October 2020, we launched a codified approach to sustainability organization-wide and unveiled key ESG milestones. As an important part of the Social component of ESG, we added “Inclusion” to our core values and adopted a Diversity, Equity and Inclusion (“DEI”) vision statement. Our ESG strategy will continue to evolve through five key themes:
(i)Establish a formalized ESG framework and strategy.
(ii)Identify meaningful, reportable metrics and goals to monitor, measure and report on our ESG performance and progress.
(iii)Build on our strong foundation as an industry leader focused on reducing our environmental impact and carbon footprint through a young, innovative and modern truck and trailer fleet.
(iv)Foster and empower an inclusive culture that upholds our core values and provides equal opportunities for all.

(v)Continue to uphold transparency, ethics and integrity in our governance practices with an emphasis on creating a more diverse Board with complementary skills that align with our long-term strategy.

Since announcing our three key ESG milestones in October 2020, our recent accomplishments toward those goals include:

Carbon Emissions	•55% carbon emissions reduction by 2035
•Earned SmartWay Excellence award from the EPA for the 4th consecutive year
•Testing electric truck and will test hydrogen truck
•Invested in autonomous trucking technology company TuSimple
Associate Resource Groups (“ARG”)	•Add 3 associate resource groups by end of 2021
•Formed IDEAL (Inclusion, Diversity, Equity, Accountability & Learning) Council to oversee ARG development
•Added Veterans’ ARG in March 2021; Young Emerging Professionals ARG will launch in May 2021
Formal Diversity Leadership Position	•Establish formal diversity leadership position by end of first quarter 2021
•Appointed AVP - Diversity, Inclusion and Learning in first quarter 2021

As we further develop our new ESG strategy, we will continue to advance these efforts, and others, and report on our progress in our inaugural Corporate Social Responsibility Report in 2021.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Articles of Incorporation provide that the Board may be divided into two or three separate classes of directors. Each class must consist of not less than two, nor more than five, directors, and the classes should be nearly equal in number as possible. Our By-Laws provide for a range of not less than seven nor more than nine directors, divided into three classes (Class I, II and III), and each class should have the same number of directors to the extent possible. Directors hold office for a term of three years and until a successor is elected and qualified. The terms of office for each class of current directors expire at the annual meeting of stockholders in the following years: Class I, 2022; Class II, 2023; and Class III, 2021.

DIRECTOR NOMINEES

You will be asked to elect three directors in Class III to each serve for a three-year term expiring at the 2024 Annual Meeting of Stockholders. In addition, as a result of certain vacancies, you will be asked to elect one Class I director to serve for a one-year term expiring at the 2022 Annual Meeting of Stockholders and one Class II director to serve for a two-year term expiring at the 2023 Annual Meeting of Stockholders and until his or her respective successor is elected and qualified. The nominees for director at the 2021 Annual Meeting are:

Scott C. Arves–Class III	Vikram Mansharamani, Ph.D.–Class III	Alexi A. Wellman–Class III
Carmen A. Tapio–Class I	Derek J. Leathers–Class II
Mr. Clarence L. Werner, Chairman of the Board, Mr. Patrick J. Jung and Mr. Michael L. Gallagher, current Class III directors whose terms will expire at the 2021 Annual Meeting, will not stand for re-election to the Board, but they will continue to serve on the Board until their terms expire. On March 24, 2020, former director, Gregory L. Werner, retired from the Board. On May 31, 2020, the Board appointed Mr. Leathers to fill the directorship vacancy and also named him Vice Chairman of the Board. On November 10, 2020, former independent director, Dr. Dwaine J. Peetz, Jr., retired from the Board, and the Board, acting upon recommendation of the Nominating and Corporate Governance Committee, appointed Ms. Tapio to fill the directorship vacancy. The individual qualifications, skills and experience of the nominees for director are discussed in their respective biographies in the following Director Information section.

Each of the nominees designated in this Proxy Statement has indicated his or her intention to serve as a director if elected, and the Board does not know of any reason why any nominee will be unavailable for election. In the event any nominee becomes unwilling or unable to serve as a director, the shares represented by your accompanying proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold (whether on your proxy or in person at the Annual Meeting) authority to vote your shares for the unavailable nominee or substitute nominee.

There are no arrangements or understandings between any of the nominees and any other person pursuant to which any of the nominees was selected as a nominee.

DIRECTOR INFORMATION

Identified in the table below are the director nominees and the directors whose terms will continue after the 2021 Annual Meeting. Certain information provided to us by our directors and director nominees regarding their qualifications, skills and experience is also set forth in the Director Biographies and Director Skills and Qualifications matrix following the table. None of the corporations or other organizations referenced in the biographies is a parent, subsidiary or affiliate of the Company.

MEMBERS AND NOMINEES OF THE BOARD OF DIRECTORS
Name	Principal Occupation	Term Ends	Class
Derek J. Leathers	Vice Chairman, President & Chief Executive Officer of Werner Enterprises, Inc.	2023	II
Kenneth M. Bird, Ed.D.	President & Chief Executive Officer of Avenue Scholars	2022	I
Gerald H. Timmerman	President of Timmerman & Sons Feeding Co., Inc.	2023	II
Diane K. Duren	Former Executive Vice President and Corporate Secretary of Union Pacific Corporation	2023	II
Jack A. Holmes	Chairman and director of EmergeTMS; Former President of UPS Freight	2022	I
Carmen A. Tapio	Founder, President and Chief Executive Officer of North End Teleservices, LLC	2022	I
Scott C. Arves	Former Director, President & Chief Executive Officer of Transport America, Inc.	N/A	III
Vikram Mansharamani, Ph.D.	Harvard University Lecturer	N/A	III
Alexi A. Wellman	Chief Financial Officer of Altaba, Inc.	N/A	III

Director Biographies. The information below includes the name, age, principal occupation for at least the last five years and other biographical information for each of our continuing directors and director nominees.

DEREK J. LEATHERS, 51, was appointed by our Board of Directors in May 2020 to fill a directorship vacancy and appointed Vice Chairman of the Board. Mr. Leathers has been our President since 2011 and Chief Executive Officer since May 2016, and he currently serves in both positions. Mr. Leathers has worked in the transportation and logistics industry for 30 years. Throughout his tenure at Werner, he has held integral roles in many facets of the organization, including the establishment of Werner’s Mexico operations and oversight for all the asset operating groups. Prior to joining Werner in 1999, Mr. Leathers was employed by Schneider National, a large truckload carrier, for eight years, during which time he was based out of Mexico City for several years and was one of the first foreign members of Mexico’s trucking association (CANACAR). Mr. Leathers is active in a number of local, state and national professional organizations and boards. He currently serves on the board of directors of the American Transportation Research Institute, is a founder and board member of PlaySmart, and is a board member and Executive Committee member of the Greater Omaha Chamber of Commerce, among others. Mr. Leathers brings to the Board a unique understanding of our business and operations as well as his significant and extensive knowledge of the transportation industry.

KENNETH M. BIRD, ED.D., 73, was appointed by our Board of Directors in 2002 to fill a vacant directorship position and was subsequently elected by the stockholders. Dr. Bird is currently the President & Chief Executive Officer of Avenue Scholars, a nonprofit entity that serves youth education in Omaha, Nebraska. Dr. Bird previously served as Superintendent of Westside Community Schools in Omaha, Nebraska from 1992 until May 2008, and he also held various administrative positions with Westside Community Schools since 1981. He was employed by the Nebraska Department of Education from 1974 to 1981 and as a special education teacher at Westside Community Schools from 1970 to 1974. Dr. Bird’s broad range of board experience is also considerable and extensive. He is active in local, state and national professional organizations as a member of various advisory councils, committees and task forces. Dr. Bird serves as a director or trustee on a number of civic boards, and he has been the recipient of several professional, leadership and community service awards. He possesses significant overall board experience, administrative competence, executive and financial experience and proven leadership skills that enhance our Board’s diversity and discussions. As a result of these professional and other experiences, Dr. Bird brings to the Board a broad perspective of our community and an appreciation of corporate governance principles that contribute to the collective qualifications, skills and experience of our Board of Directors.

GERALD H. TIMMERMAN, 81, was appointed by our Board of Directors in May 2016 to fill a vacant directorship position and was elected by the stockholders at the 2017 Annual Meeting. Mr. Timmerman was previously a director of the Company from 1988 to 2011. Since 1969, Mr. Timmerman has been and currently serves as President of Timmerman & Sons Feeding Co., Inc., a cattle feeding, ranching and beef production enterprise based in Springfield, Nebraska, with operations in several Midwestern states. Mr. Timmerman is also a partner in several other privately held entities that engage in integrated agricultural business operations. As a result of these and other professional experiences, as well as his prior service on the boards of directors of several privately held and civic organizations, Mr. Timmerman brings to our Board substantial business experience, financial acumen and outside board experience that contributes to the Board’s collective qualifications, skills and experience.

DIANE K. DUREN, 61, was elected as a director of the Company in 2017. In February 2017, Ms. Duren retired from Union Pacific Corporation, having served as Executive Vice President, Chief Administrative Officer and Corporate Secretary for four years, after serving as Vice President and General Manager–Chemicals in Marketing & Sales. Since joining Union Pacific in 1985, she held a variety of positions in the Finance and Marketing & Sales departments, including Vice President and General Manager–Agricultural Products. In 2011, she was awarded the Creighton University College of Business Alumni Merit Award. Prior to her employment at Union Pacific, she was a certified public accountant with Deloitte, Haskins & Sells in Omaha. Ms. Duren is a member of the board of directors of U.S. Silica Holdings, Inc. (SLCA) and serves on its audit and compensation committees. She has been active on multiple community and industry boards including American Red Cross, of which she served as chair of the Heartland Chapter in 2010 and 2011. In 2014, Ms. Duren was appointed by Omaha Mayor Jean Stothert to the Metropolitan Entertainment & Convention Authority Board of Directors and in 2019 was reappointed by the Omaha City Council and is the current Chairwoman of the Board. She also serves on the Board of Children’s Hospital and Medical Center as Chair. In 2018, Ms. Duren joined Peter Kiewit Foundation as a Community Advisor, and in 2019 became a trustee of the foundation. Ms. Duren also became a member of Creighton University’s Board of Trustees in 2019. Ms. Duren’s vast experience in the transportation industry, multiple leadership roles, and accounting and financial experience add great value and insight to the Board. Ms. Duren served as Chair of our Nominating and Corporate Governance Committee during 2019 and was appointed Chair of our Compensation Committee effective April 2020.

JACK A. HOLMES, 61, was appointed by our Board of Directors in August 2018 to fill the directorship position created by the expansion of the Board in 2018 and was elected by the stockholders at the 2019 Annual Meeting. Mr. Holmes served as President of UPS Freight from 2007 until his retirement in 2016. He began his career in transportation in 1979 outside of Philadelphia, Pennsylvania, when he joined UPS and served in several positions before holding leadership positions in Operations, Engineering and Human Resources. He also led the UPS transition team for the 2005 purchase of Overnite Transportation, now UPS Freight. Mr. Holmes currently serves as the Chairman and a director of EmergeTMS in Scottsdale, Arizona; a director of Sharps Compliance (SMED), on which he serves as Chairman of the Nominating and Governance Committee and the Compensation Committee; and is a member of the board of directors of Redwood Logistics and LaserShip. With his extensive leadership experience in the transportation industry, Mr. Holmes adds thoughtful insight through industry expertise to our Board of Directors. Mr. Holmes was appointed Chair of our Governance Committee effective April 2020.

CARMEN A. TAPIO, 55, was appointed by our Board of Directors in November 2020 to fill a directorship vacancy. Ms. Tapio is the Founder, President and CEO of North End Teleservices, LLC in Omaha, Nebraska. She has held this position since 2017 and previously served as President and COO of North End Teleservices from 2015 to 2017. From 2010 to 2015, Ms. Tapio was the owner and manager of Core Advantage Consulting in Omaha, Nebraska and from 2001 to 2009 served in several leadership positions with Carlson Companies of Minneapolis, Minnesota. Ms. Tapio is active in local community organizations and is currently on the Greater Omaha Chamber of Commerce board of directors and executive committee, serving as chair for both the Diversity and Inclusion Council and the CEO’s for Commitment to Opportunity, Diversity and Equity Council. Ms. Tapio also served as council chair for Leadership, Diversity, Equity and Inclusion for the state of Nebraska’s Blueprint Nebraska Task Force. Ms. Tapio brings a unique perspective to business, having worked for Fortune 500 and 100 companies in the United States, Australia, Mexico and throughout Europe. Her career has taken multiple paths, holding both executive and general management business roles and executive cultural roles, including chief diversity officer and vice president of Responsible Business.

SCOTT C. ARVES, 64, is a nominee for election to the Board in 2021. In January 2017, Mr. Arves retired from Transport America, Inc. after serving as Director, President & Chief Executive Officer for ten years. Prior to that, he had a 27-year career with Schneider National, Inc., where he most recently served as President of the Transportation Sector from May 2000 to June 2006. In that capacity, he was responsible for all of Schneider’s trucking and intermodal business, which was a $3 billion business employing approximately 20,000 people. He is currently a member of the Board of Advisors of CSM Companies and was a director of Commercial Vehicle Group (CVGI) from May 2005 to May 2019 and a director of TFI International (TFII) from May 2016 to December 2018. Mr. Arves brings to our Board substantial business experience in the truckload industry and previous board experience.

VIKRAM MANSHARAMANI, PH.D., 47, is a nominee for election to the Board in 2021. Dr. Mansharamani has been a Lecturer at Harvard University since 2017. Prior to that, he taught courses on finance and business ethics at Yale University from 2009 to 2017. He is an author, and his ideas and writings have appeared in Fortune, Forbes, the New York Times, and many other publications. Dr. Mansharamani also advises several Fortune 500 CEO’s and their boards on how to navigate uncertainty in today’s dynamic global business and regulatory environment. He is the Founder and President of Kelan Advisors, LLC and served on the board of directors of the Africa Opportunity Fund from April 2014 to August 2019. Dr. Mansharamani has a Ph.D. and two masters degrees from MIT and a bachelors degree from Yale University. Dr. Mansharamani has a very diverse financial background with a wide variety of experiences which will bring a valuable perspective to our Board.

ALEXI A. WELLMAN, 50, is a nominee for election to the Board in 2021. Ms. Wellman has been the Chief Financial Officer of Altaba, Inc. since June 2017. She was Vice President, Finance and ultimately Vice President, Global Controller of Yahoo, Inc. from November 2013 to June 2017 and Chief Financial Officer of Nebraska Book Company from December 2011 to June 2013. Prior to her employment with Nebraska Book Company, she was a practicing certified public accountant with KPMG LLP for 18 years, 7 years of which she served as an audit partner. She was the audit engagement partner on the Company’s annual audit for the year ended December 31, 2010, prior to her departure in 2011. Ms. Wellman currently serves on the Board of Directors and is an audit committee and compensation committee member of TWC Tech Holdings II Corp. (TWCTU) and Nebula Caravel Acquisition Corp. (NEBCU), both True Wind Capital special purpose acquisition companies. She also serves on the Board of Directors of V2verify, Inc. and MatMaCorp. Ms. Wellman has significant knowledge and experience in financial management, accounting processes and corporate governance. She brings substantial accounting and financial expertise, overall board experience and comprehension of our business operations and industry that contribute to the Board’s collective qualifications, skills and experience. Ms. Wellman also qualifies as an audit committee financial expert.

Director Skills and Qualifications. The Governance Committee considers the particular experience, qualifications, and skills of each director and the relevance of such key competencies to the Company’s business and operations when determining whether an individual should serve as a Company director. The matrix that follows summarizes the skills and qualifications of the continuing directors and director nominees, which the Governance Committee considered in its evaluation. The Company is continuing to refresh, diversify and add new capabilities to our Board, and as a result, following the 2021 Annual Meeting, if elected, seven of the nine directors will have a tenure of less than five years.

DIRECTOR SKILLS AND QUALIFICATIONS
Skills and Qualifications	Derek J. Leathers	Kenneth M. Bird, Ed.D.	Gerald H. Timmerman	Diane K. Duren	Jack A. Holmes	Carmen A. Tapio	Scott C. Arves	Vikram Mansharamani, Ph.D.	Alexi A. Wellman	%
Strategy development and risk management	X	X	X	X	X	X	X		X	89%
CEO experience	X	X	X		X	X	X			67%
Marketing and sales	X		X	X	X	X	X			67%
Public company officer or director	X			X	X	X	X		X	67%
Government affairs, public policy, regulatory	X	X	X		X			X		56%
Industry	X			X	X		X			44%
Corporate governance		X		X	X		X	X	X	67%
Financial	X			X	X	X		X	X	67%
Gender or ethnic diversity				X		X		X	X	44%

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 1

The Board of Directors unanimously recommends that stockholders vote FOR the election of each director nominee. The Designated Proxy Holder of proxies solicited by the Board in this Proxy Statement will vote the proxies as directed on each proxy, or if no instruction is made, for the election of all director nominees.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE DETERMINATIONS

The Board has affirmatively determined that all members of and nominees to our Board of Directors are independent pursuant to SEC rules and the listing standards adopted by NASDAQ, except for Mr. Werner and Mr. Leathers . The Board has also determined that each member of the three Board committees satisfies the applicable independence requirements of NASDAQ and the SEC.

At its annual meeting, the Nominating and Corporate Governance Committee reviewed the (i) legal and regulatory standards for assessing Board and Board committee independence, (ii) criteria for determining a director’s “audit committee financial expert,” “non-employee director” and “outside director” status and (iii) responses to annual questionnaires completed by our directors and director nominees. After completing its review, the Nominating and Corporate Governance Committee submitted its independence recommendations to our Board. Our Board then made its independence determinations based on the committee’s recommendations and after considering the information available to the committee.

ROLE AND LEADERSHIP OF THE BOARD OF DIRECTORS

One of the primary roles of the Board of Directors is to oversee our senior management in the competent and ethical operation of our business and to ensure that our stockholders’ interests are being properly served. To achieve these objectives, the Board establishes and maintains high standards of responsibility and ethics that, when consistently applied and followed, contribute to our business’s overall success.

The Chairman presides over each Board meeting and is actively involved in determining agendas for Board meetings and serving as a liaison between our Board and management. The Board appoints our Chairman and our Chief Executive Officer. CL Werner currently serves as our Chairman through the 2021 Annual Meeting, and Derek J. Leathers serves as our Vice Chairman, President and Chief Executive Officer. Each individual was appointed by our Board to serve in his current position until he resigns, is removed, or is unable to serve due to death or incapacity, pursuant to Section 2 of Article III of our By-Laws.

The positions of Chairman and CEO are held by two individuals instead of the same person. We believe our current leadership structure is effective for us. This configuration demonstrates to our stockholders, employees and customers that our primary leadership roles are served by two qualified people who each have an extensive depth of knowledge about the Company’s business and industry and are committed to our development and success. Although CL Werner is not an independent director and is no longer our largest stockholder, as our founder he demonstrates a long-standing dedication to the Company.

Our independent directors regularly meet in “executive sessions,” which are meetings conducted without the presence of management. These executive sessions are typically conducted after each quarterly Audit Committee meeting and may also be held when deemed appropriate by the independent directors. Our Audit Committee is currently comprised solely of five of our seven independent directors. Our independent directors do not formally select a lead independent director to preside over their executive sessions. Rather, Mr. Jung, Chair of the Audit Committee, presides over the executive sessions of the independent directors, and he also acts as a liaison between the independent directors, management and the full Board. Further information regarding the 2020 executive sessions is provided under the Committees of the Board of Directors section.

We believe that having the majority of our Board and each Board committee comprised of independent directors (who meet regularly in executive sessions) and having independent directors serve as Chairs of our Board committees provides an effective and strong leadership structure for the Company. Our Board has the flexibility to continue or modify our leadership structure in the future, as the Board deems appropriate.

BOARD OVERSIGHT OF RISK MANAGEMENT

Company management is responsible for risk assessment and mitigation on a Company-wide basis, and our Board oversees and reviews these risk management efforts overall. Our Board believes that risk oversight fundamentally includes understanding the material risks we confront and how management responds to such risks, as well as a comprehension of what risk levels are appropriate for us. Typically, management identifies and measures various risks facing the Company and analyzes the factors associated with such risks, such as the probability and frequency of occurrence and potential impact on our cash flow, financial results and overall business and operations. Diverse types of risk are identified which are generally competitive, economic, regulatory or technological in nature. Management then develops response plans to address, mitigate and monitor identified risks and also reports and discusses these risks and plans with the Board. In its risk oversight role, our Board regularly evaluates and confers with management about the objectives of and risks involved with each plan. The Board also considers risk when assessing our business strategies and objectives, which is also integral to the Board’s risk management and tolerance evaluations.

While our Board has overall responsibility for risk oversight, each of the Board committees considers certain risks within its respective area of responsibility. Our Audit Committee has primary oversight responsibility with respect to risks relating to internal controls over financial reporting and contingent liabilities and risks that may be material to the Company. As discussed in the Risk Management Related to Compensation section, our Compensation Committee considers the Company’s risks in determining whether our executive compensation program encourages executive officers to take unreasonable risks relating to our business. Our Nominating and Corporate Governance Committee reviews risks related to legal and regulatory compliance concerning various corporate governance matters. The risk oversight roles of the Board, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee did not impact our leadership structure because our Board is comprised of a majority, and such Board committees consist entirely, of independent directors.

CORPORATE GOVERNANCE POLICIES AND MATERIALS

The members of our Board of Directors possess a variety of experience, knowledge and judgment, and the diversity of these skills complements our corporate governance structure. Our corporate governance policies are designed to enable effective and thorough decision-making and to allow proper and comprehensive monitoring of the Company’s performance and compliance. These policies are also meant to provide our Board with practical guidelines that are regularly reviewed and can be appropriately revised and updated in response to regulatory developments and evolving business and governance practices. Our fundamental corporate governance principles and practices are set forth in our Code of Corporate Conduct and other policies, each of which is available on our website. Pursuant to SEC rules, we will disclose amendments to or waivers from our Code of Corporate Conduct, as they relate to our CEO, Chief Financial Officer (“CFO”) and Chief Accounting Officer (“CAO”), on our website or in a Current Report on Form 8-K filed with the SEC. To date, we have not granted any waivers from our Code of Corporate Conduct to the CEO, CFO or CAO.

HEDGING AND PLEDGING POLICY

In 2018, the Board of Directors formally adopted a policy on hedging and pledging of the Company’s common stock by directors and executive officers (officers who are subject to Section 16). The policy prohibits purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds), and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s common stock. The policy also provides that directors and executive officers shall not pledge, hypothecate, or otherwise encumber shares of the Company’s common stock as collateral for indebtedness including, but not limited to, holding shares in a margin account or any other account that could cause the Company’s common stock to be subject to a margin call or otherwise be available as collateral for a margin loan. Each director and executive officer certified to compliance with this policy in their annual questionnaire completed at the end of 2020.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through (i) meetings of the Board, (ii) actions taken by written consent in lieu of meetings, (iii) actions of its committees and (iv) discussions with management, the independent auditors and other consultants. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee evaluates each committee’s composition and appoints committee members annually, subject to Board approval. A majority of full committee membership elects committee Chairs, unless elected by the full Board. Committee members cannot be removed except by a majority vote of independent directors in office at the time.

Our Board delegates various responsibilities and authority to the committees to foster the effective governance of the Company. Each committee also meets periodically or when appropriate and reports their respective activities and actions to the full Board. The committees operate pursuant to written charters (including any amendments thereto) approved and adopted by the Board. Each committee charter is available under the Corporate Governance heading of our website.

The composition of each Board committee is as follows:

BOARD COMMITTEE MEMBERSHIP AND 2020 MEETINGS HELD
Name	Audit Committee	Compensation Committee	Governance Committee	Board of Directors
Clarence L. Werner				X
Derek J. Leathers(1)				X
Kenneth M. Bird, Ed.D.		X	X	X
Patrick J. Jung	Chair	X		X
Gerald H. Timmerman	X		X	X
Diane K. Duren	X	Chair	X	X
Michael L. Gallagher	X		X	X
Jack A. Holmes	X	X	Chair	X
Carmen A. Tapio(2)		X	X	X
Number of Meetings	4	6	4	6(3)

(1)	Mr. Leathers was appointed to the Board of Directors on May 31, 2020.
(2)	Ms. Tapio was appointed to the Board of Directors effective November 10, 2020.
(3)	Four (4) executive sessions of the independent directors were held in 2020.

ATTENDANCE AT BOARD AND BOARD COMMITTEE MEETINGS AND ANNUAL MEETING

During 2020, each incumbent director attended and participated in at least 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all Board committees on which he or she served (during the periods that he or she served). Under normal circumstances, we encourage directors to attend annual meetings of stockholders, although we do not have a formal policy regarding director attendance at these meetings. Due to COVID-19 meeting restrictions during the early stages of the pandemic, our directors then serving were unable to attend our Annual Meeting of Stockholders in May 2020. The number of meetings conducted in 2020 by the Board and each Board committee are provided in the Board Committee Membership and 2020 Meetings Held table.

AUDIT COMMITTEE

In accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), our Board of Directors established a separately-designated standing Audit Committee to oversee our accounting and financial reporting policies and processes, our internal control systems, and the services performed by our independent registered public accounting firm. Such oversight is performed in accordance with applicable SEC rules and NASDAQ listing standards. Please refer to the Report of the Audit Committee section for the 2020 report. As more fully described in its charter, the Audit Committee’s responsibility for overseeing our accounting and financial reporting processes includes but is not limited to:
•Discussing the annual audit and resulting letter of comments with management;
•Consulting with the auditors and management regarding the adequacy of internal controls;
•Reviewing our financial statements with management and the independent auditors prior to their release;
•Evaluating with management the process used to support the CEO and CFO certifications that accompany our periodic SEC filings;
•Appointing the independent auditors for the next fiscal year;
•Reviewing and approving all audit and non-audit services and fees;
•Overseeing the work of our internal audit department and independent auditors; and
•Assessing and maintaining procedures for the anonymous submission of complaints concerning accounting and auditing irregularities.

The Audit Committee meets in executive session with our independent auditors and also in a separate executive session with the head of our internal audit department. These meetings are conducted without the presence of our management and occur at each quarterly Audit Committee meeting. In 2020, as Audit Committee Chair, Mr. Jung also participated in four additional meetings with management and the independent auditors for the purpose of reviewing the Company’s financial results prior to the issuance of our quarterly earnings press releases.

Audit Committee Independence and Financial Expert. Our Board of Directors has determined that each Audit Committee member (i) meets the independence criteria prescribed by Rule 10A-3(b)(1) and Section 10A(m)(3) of the Exchange Act; (ii) is independent under the NASDAQ listing standards and (iii) has sufficient knowledge and sophistication in financial and auditing matters under the NASDAQ rules. The Board also designated Mr. Jung as an “audit committee financial expert” as defined under the SEC rules upon determining that Mr. Jung possesses the requisite qualifications and experience and determined that director nominee Ms. Wellman will also qualify as an “audit committee financial expert” following Mr. Jung’s retirement.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for determining and approving the compensation of our executive officers. The Compensation Committee may consider the recommendations of our Vice Chairman, President & CEO. Prior to making any such compensation determinations, the committee performs an annual review of all compensation elements for our executive officers, including but not limited to base salary, incentive cash bonuses and stock awards. Our Compensation Committee is tasked with evaluating and approving our overall executive compensation strategy and elements to ensure such components align with our business objectives, stockholder interests and responsible corporate practices and culture. Additionally, the Compensation Committee is responsible for recommending to the Board the compensation policies for our independent directors and overall Board members. The Compensation Committee has responsibility for oversight of and determining awards of equity compensation pursuant to the Werner Enterprises, Inc. Amended and Restated Equity Plan (the “Equity Plan”).

The Report of the Compensation Committee section contains the 2020 report. For more information about the Compensation Committee’s activities, refer to the Compensation Discussion and Analysis and Report of the Compensation Committee sections of this Proxy Statement. The Compensation Committee’s functions are also described in its charter.

Compensation Committee Independence. Our Board of Directors has determined that all current Compensation Committee members satisfy the applicable SEC and NASDAQ independence requirements. Each Compensation Committee member is also (i) a “non-employee director” as defined by Rule 16b-3 under the Exchange Act and (ii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code and U.S. Treasury Regulation Section 1.162-27.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was an officer or employee of the Company at any time during 2020 or on the date of this Proxy Statement. In 2020, no member of the Compensation Committee had any relationships or transactions with the Company that would require disclosure as a “related person transaction” under the SEC rules and regulations and in the Proxy Statement section entitled Transactions with Related Persons. During 2020, none of our executive officers served on the board of directors or compensation committee of any other entity whose executive officer(s) served as a member of our Board of Directors or Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Governance Committee is comprised only of directors whom the Board has determined satisfy the applicable SEC and NASDAQ independence requirements. The Governance Committee is responsible for the director nomination process. These duties include assisting the Board in identifying, evaluating and recruiting qualified potential candidates for election to the Board. The Governance Committee recommends for the Board’s approval the director nominees for any election of directors. This process is described further in the Director Nomination Process section.

The Governance Committee is also responsible for various corporate governance matters, including the development and oversight of our corporate governance policies, compliance practices and ethical standards of conduct for our directors, officers and employees. The committee makes recommendations to the Board regarding our corporate governance processes and reviews our Code of Corporate Conduct. The Governance Committee also monitors the effectiveness, and advises on the composition, structure and size, of our Board and Board committees. It also annually assists our Board with its independence and expertise determinations. The Governance Committee has oversight of the administration of our policies regarding “related person transactions” (as discussed under the Transactions with Related Persons section herein), and the committee reviews and approves or disapproves any such transaction when such approval is required by SEC and NASDAQ rules and regulations. A more complete description of the Governance Committee’s functions is provided in its charter.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors established a process by which stockholders and other parties may communicate directly with members of the Board or the independent directors as a group. This process is described in our Stockholder Communications Procedure for Communicating with the Board of Directors, included on our website. You may direct any matter intended for the Board or independent directors by writing to the intended recipients in care of our Corporate Secretary at our executive offices. Generally, the Corporate Secretary will forward any received correspondence according to the stockholder’s instructions. The Corporate Secretary, however, reserves the right not to forward any abusive, threatening or otherwise inappropriate materials. A majority of our independent directors approved the process for collecting stockholder communications received by our Corporate Secretary on the Board’s behalf.

DIRECTOR NOMINATION PROCESS

Generally, the Governance Committee considers director candidates recommended by Board members, management and stockholders. Nominees for the Board of Directors are then selected by the Governance Committee according to the process summarized below and described in our current Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy (the “Directorship Guidelines Policy”) and Policy Regarding Director Recommendations by Stockholders (the “Stockholder Recommendation Policy”). Both policies are available free of charge on our website. Stockholders may also request a copy of these policies by contacting our Corporate Secretary at our executive office address or telephone number provided in this Proxy Statement. Each policy was approved by the Board of Directors and is administered by the Governance Committee. The Governance Committee evaluates the policies regularly and may update and revise the policies from time to time, subject to Board approval, when appropriate and as applicable legal or listing standards change.

Stockholder Recommendations for Director Candidates. With respect to director candidates identified by stockholders, the Stockholder Recommendation Policy applies. In accordance with the Stockholder Recommendation Policy, the Governance Committee will consider candidates proposed by only “qualified stockholders.” A “qualified stockholder” is an individual stockholder or group of stockholders that has beneficially owned at least 2% of our issued and outstanding common stock for at least one year (and will hold such percentage of stock through the date of the annual meeting, and if the recommended candidate is elected, through his or her term of service). Such stock ownership is determined as of the date the stockholder recommendation is submitted. You must submit stockholder director candidate recommendations in a written proposal, and each proposal must include all information required and requested by the Stockholder Recommendation Policy.

In order for a stockholder’s candidate to be evaluated and considered as a prospective nominee, you must submit your recommendation to our Corporate Secretary not less than 120 days before the one-year anniversary of the release date of the previous year’s proxy statement. (For example, the release date of the 2020 proxy statement was April 3, 2020. Stockholder recommendations intended for consideration for the director elections at the 2021 Annual Meeting needed to be submitted on or before December 4, 2020.) Stockholder recommendations for director nominees must be submitted no later than the close of business on December 3, 2021 for the 2022 Annual Meeting of Stockholders.

Stockholder recommendations for director candidates must be accompanied by a description of each candidate’s qualifications in sufficient detail to permit the Governance Committee to evaluate whether each candidate satisfies the independence, financial literacy and experience requirements of the SEC, NASDAQ or other applicable laws or regulations. Director candidates proposed by stockholders in accordance with the Stockholder Recommendation Policy are evaluated by the Governance Committee in the same manner as any other prospective candidate during the director nominee selection process. We have not engaged and have not paid any fees to any third party for assistance with the director nomination process.

In addition to the requirements described above and in the Stockholder Recommendation Policy, all written stockholder proposals containing director candidate recommendations must comply with Rule 14a-8 of the Exchange Act. Rule 14a-8 sets forth the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Contact information for our Corporate Secretary is provided in the Contacting the Corporate Secretary and Executive Offices section.

Desirable Skills and Traits for Director Candidates. Generally, candidates for director positions should possess the following skills and traits:
•Relevant business and financial expertise and experience, including an understanding of fundamental financial statements;
•The highest character and integrity and a reputation for working constructively with others;
•Sufficient time to devote to meetings and consultation on Board matters; and
•Freedom from conflicts of interest that would interfere with the candidate’s performance as a director.

The Governance Committee evaluates prospective nominees against certain minimum standards and qualifications, as identified in the Directorship Guidelines Policy, and the Committee will strive to recommend director nominees who satisfy these standards and qualifications in large part. The basic standards and qualifications set forth in the Directorship Guidelines Policy include but are not limited to those skills and traits listed above and as follows:
•Representation of our stockholders as a whole;
•Background that contributes to a Board comprised of individuals with varied occupational experience and perspective;
•Leadership experience and ability to exercise sound business judgment;
•Accomplishments, credentials and recognition in their respective field;
•Contributions to the Board’s skills, competency and qualifications through expertise in an area of business significant to our Company;
•Personal and professional reputation for integrity, honesty, fairness and other similar traits; and
•Knowledge of issues affecting us and critical aspects of our business and operations.

The Governance Committee also considers other relevant factors, such as the balance of management and independent directors, the need for Audit Committee or other Board committee expertise, relevant industry experience and the candidate’s understanding of financial matters and financial sophistication, literacy and proficiency. The Governance Committee values diversity in its candidates and considers it desirable if potential nominees complement and contribute to the Board’s overall diversity and composition. In this respect, we broadly construe diversity to mean an array of opinions, perspectives, skills, personal and professional experiences and backgrounds and other attributes, including gender, race and ethnic diversity.

DIRECTOR COMPENSATION AND BENEFITS

Only independent directors on our Board receive compensation for their service as one of our directors. The independent directors receive an annual compensation package that is designed to attract, motivate and retain highly qualified independent professionals to represent our stockholders. Directors who are employees of the Company do not receive any compensation for their service on our Board of Directors.

Compensation of Directors for 2020. In January 2020, the Compensation Committee approved two changes to the independent director compensation package, which became effective on April 1, 2020. Our compensation package for independent directors was last changed in 2017. The compensation package that was effective from January 1, 2020 to March 31, 2020 included the following components (with cash compensation paid in quarterly installments): (i) $50,000 annual cash retainer for Board membership, (ii) annual committee chair retainers of $15,000 Audit Committee, $10,000 Compensation Committee, and $5,000 Governance Committee, and (iii) annual restricted stock award of $50,000.

Our current 2020 annual compensation package for independent directors is comprised of the annual cash retainers and restricted stock awards provided in the Independent Director Retainers and Fees table that follows. We will also reimburse each independent director at cost for all of their respective reasonable out-of-pocket travel expenses incurred in connection with their attendance at Board and Board committee meetings and for other reasonable out-of-pocket expenses directly related to their Board and Board committee service.

INDEPENDENT DIRECTOR ANNUAL RETAINERS AND FEES
Fee or Retainer	Amount and Frequency of Payment
Cash Retainer for Board Membership	$50,000 (paid in quarterly installments of $12,500 each)
Cash Retainer for the Audit Committee Chair	$15,000 (paid in quarterly installments of $3,750 each)
Cash Retainer for the Compensation Committee Chair	$10,000 (paid in quarterly installments of $2,500 each)
Cash Retainer for the Governance Committee Chair	$10,000 (paid in quarterly installments of $2,500 each)
Restricted Stock Award for Board Membership	$80,000 (three year vesting period from the date of grant)

The Director Compensation for 2020 table presents the compensation of each individual serving as an independent director during 2020 for service on our Board and its committees. This table does not include those directors who are also Company employees or related parties because such directors are not considered independent directors and thus did not receive any compensation in 2020 for their service on our Board. (CL Werner and Derek Leathers were directors and named executive officers, and the compensation paid to each of them by the Company is discussed in the Executive Compensation section and provided in the Summary Compensation Table.) Our independent directors do not participate in any benefit, pension or nonqualified deferred compensation plan of the Company. For these reasons, we have omitted those columns from the table.

DIRECTOR COMPENSATION FOR 2020
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Kenneth M. Bird, Ed.D.	43,750	80,000	—	—	123,750
Diane K. Duren	52,500	80,000	—	—	132,500
Michael L. Gallagher	43,750	80,000	—	—	123,750
Jack A. Holmes	51,250	80,000	—	—	131,250
Patrick J. Jung	61,250	80,000	—	—	141,250
Dwaine J. Peetz, Jr., M.D.(4)	43,750	80,000	—	—	123,750
Carmen A. Tapio	4,688	40,000	—	—	44,688
Gerald H. Timmerman	43,750	80,000	—	—	123,750

(1)	The Board of Directors elected to voluntarily reduce their annual cash retainers for Board membership to support the Company’s initiatives to reduce costs in the third and fourth quarters of 2020, in light of the expected impact from the COVID-19 pandemic on the Company’s business and industry. All Board members elected reductions of 25% to their $12,500 quarterly installment payments for Board membership, which resulted in quarterly installment payments of $9,375 in the third and fourth quarters of 2020. The temporary percentage reductions in the annual cash retainers were effective from July 1, 2020 through December 31, 2020.
(2)
On May 12, 2020, each of the independent directors then serving on the Board received an annual award of 1,941 shares of restricted stock with a grant date fair value of $41.21 per share. On November 10, 2020, Ms. Tapio was awarded 995 shares of restricted stock, a prorated award in conjunction with her appointment to the Board, with a grant date fair value of $40.20 per share. The grant date fair value is based upon the market price of the underlying common stock on the grant date, reduced by the present value of estimated future dividends because the award is not entitled to receive dividends prior to vesting. The present values of estimated future dividends for the May 12, 2020 and November 10, 2020 grants were calculated based on a $0.09 quarterly dividend amount per share and 1.0% and 0.2% risk-free interest rates, respectively. Further discussion of the valuation and assumptions regarding our stock awards is provided in Note 8 of our Consolidated Financial Statements in our Annual Report on Form 10-K for 2020.

(3)
The aggregate number of shares of unvested restricted stock outstanding at December 31, 2020 for each independent director is as follows: Dr. Bird 3,624; Ms. Duren 3,624; Mr. Gallagher 3,624; Mr. Holmes 3,491; Mr. Jung 3,624; Ms. Tapio 995; and Mr. Timmerman 3,624. No option awards were outstanding.

(4)	Dr. Peetz retired from the Board on November 10, 2020, upon which his unvested restricted stock awards became fully vested.

During 2020, restricted stock was granted to the independent directors on May 12, 2020 and to Ms. Tapio on November 10, 2020. The grants of restricted stock to the independent directors were made in accordance with our Amended and Restated Equity Plan, and pursuant to the Restricted Stock Award Agreements with the restricted stock recipients, the restricted stock is subject to service-based vesting provisions. Beginning one year after the grant date of each award, the restricted stock will vest annually in three increments of 34%, 33% and 33%, respectively. The awards will then become fully vested on May 12, 2023 and November 10, 2023, respectively. The independent directors do not have any voting or dividend rights with respect to such stock until it is vested, and there are not any post-vesting sales restrictions on the shares. (The Amended and Restated Equity Plan and the Form of Restricted Stock Award Agreement were both included as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 24, 2021.) We did not grant any stock options, stock appreciation rights (“SARs”), or performance stock to our independent directors in 2020.

Director Stock Ownership. In February 2020, formal stock ownership guidelines for all independent directors were adopted. Stock ownership includes common stock owned (directly or indirectly) and time-vested restricted stock. The ownership guidelines require independent directors to own stock with a market value equal to or in excess of 3.0 times the current independent director annual cash retainer. Independent directors have three years from adoption of this policy or from their date of election to meet the ownership guidelines and are required to retain all restricted stock granted as fees for Board membership until such time as they meet the ownership guidelines. All independent directors, except Ms. Tapio, met the ownership guidelines as of December 31, 2020. The individual stock ownership of each independent director is set forth in the table under the Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners section of this Proxy Statement.

EXECUTIVE OFFICERS

Pursuant to the By-Laws, our Board of Directors appoints our executive officers from time to time. Our By-Laws provide that each executive officer holds his or her respective office until he or she resigns, is removed, or is unable to serve due to death or incapacity.

EXECUTIVE OFFICER INFORMATION

The table that follows identifies our current executive officers and the capacities in which they now serve. Set forth following the table is certain biographical information provided to us by these executive officers regarding their acquired business skills and experience.

EXECUTIVE OFFICERS
Name	Position with the Company	Age
Derek J. Leathers	Vice Chairman, President & Chief Executive Officer	51
H. Marty Nordlund	Senior Executive Vice President & Chief Operating Officer	59
John J. Steele	Executive Vice President, Treasurer & Chief Financial Officer	63
Jim S. Schelble	Executive Vice President & Chief Administrative Officer	60
James L. Johnson	Executive Vice President, Chief Accounting Officer & Corporate Secretary	57
Craig T. Callahan	Executive Vice President & Chief Commercial Officer	47
Nathan J. Meisgeier	Executive Vice President & Chief Legal Officer	47
Daragh P. Mahon	Executive Vice President & Chief Information Officer	52

For information regarding the business experience of Derek J. Leathers, please refer to Director Information under the Proposal 1 – Election of Directors section of this Proxy Statement.

H. MARTY NORDLUND joined us in 1994 as an account executive. He then received the following promotions within the Company: (i) Director of Dedicated Fleet Services in 1995; (ii) Senior Director of Dedicated Fleet Services in 1997; (iii) Vice President–Dedicated Fleet Services in 1998; (iv) Vice President–Specialized Services in 2001; (v) Senior Vice President–Specialized Services in 2003; (vi) Executive Vice President–Specialized Services in 2005; and (vii) Senior Executive Vice President—Specialized Services in 2006. In May 2016, Mr. Nordlund was named to his current position as Senior Executive Vice President and Chief Operating Officer. Before joining the Company, Mr. Nordlund held various management positions with Crete Carrier Corporation, a large privately held truckload carrier.

JOHN J. STEELE joined the Company in 1989 as Controller. During his time with us, he was appointed to the following positions: (i) Corporate Secretary in 1992; (ii) Vice President–Controller & Corporate Secretary in 1994; (iii) Vice President, Treasurer & Chief Financial Officer in 1996; and (iv) Senior Vice President, Treasurer & Chief Financial Officer in 2004. He was named to his current position as Executive Vice President, Treasurer & Chief Financial Officer in 2005. Mr. Steele was employed by the independent public accounting firm of Arthur Andersen & Co. as a certified public accountant from 1979 until his employment with the Company in 1989. Mr. Steele also serves on the board of directors of Morningside College.

JIM S. SCHELBLE joined us in 1998 as Manager of New Business Development. During his tenure with us, Mr. Schelble was promoted to the following positions: (i) Director of National Accounts in 1999; (ii) Senior Director of Dedicated Services in 2000; (iii) Associate Vice President of Corporate and Dedicated Sales in 2002; (iv) Vice President–Sales in 2003; (v) Senior Vice President–Sales in 2004; (vi) Executive Vice President–Sales and Marketing in 2005; and (vii) Executive Vice President of Marketing and Driver Resources in 2015. In May 2016,

Mr. Schelble was named to his current position as Executive Vice President and Chief Administrative Officer. Prior to joining the Company, Mr. Schelble spent twelve years with Roadway Express, a less-than-truckload carrier, in a variety of management positions within operations, sales, and marketing. Mr. Schelble also serves on the state board and executive board of the Combined Health Agencies Drive.

JAMES L. JOHNSON joined the Company in 1991 as Manager of Financial Reporting. Since that time, Mr. Johnson was appointed to the following positions with us: (i) Assistant Controller in 1992; (ii) Director of Accounting in 1994; (iii) Corporate Secretary & Controller in 1996; (iv) Vice President, Controller & Corporate Secretary in 2000; and (v) Senior Vice President, Controller & Corporate Secretary in 2005. He was named to his current position as Executive Vice President, Chief Accounting Officer & Corporate Secretary in 2010. Mr. Johnson was employed by the independent public accounting firm of Arthur Andersen & Co. as a certified public accountant from 1985 until his employment with us in 1991.

CRAIG T. CALLAHAN joined the Company in 1995 as a management trainee and has held several leadership positions within Customer Service, Operations and Sales. In 2005, Mr. Callahan joined the Sales team and was promoted to Senior Director of National Accounts. In 2009, Mr. Callahan was named Vice President of Sales, assuming additional sales leadership responsibilities for business development and growth initiatives in Dedicated, Contract Logistics, Intermodal and Cross-Border Services. In 2015, Mr. Callahan was promoted to Senior Vice President of Sales, gaining additional responsibilities for Field and International Sales. In February 2018, Mr. Callahan was promoted to Executive Vice President and Chief Commercial Officer. Mr. Callahan also serves on the board of directors of College World Series of Omaha, Inc.

NATHAN J. MEISGEIER joined the Company in 2005 as Senior Counsel of Litigation. Since that time, Mr. Meisgeier has held the titles of Associate Vice President and Associate General Counsel before being promoted to Vice President and General Counsel in 2016. In February 2018, Mr. Meisgeier was promoted to Executive Vice President and Chief Legal Officer. Mr. Meisgeier practiced at the Kansas City law firm of Stinson, Mag and Fizzell for seven years before joining Werner in 2005.

DARAGH P. MAHON joined the Company in 2020 as Executive Vice President and Chief Information Officer. Prior to joining the Company, Mr. Mahon was employed at Vonage Business Inc. for six years with his last position held being Senior Vice President, Global IT and Business Applications. Prior to that he was employed by Sage North America for 10 years. Mr. Mahon is an advisory board member of Salesforce.

BENEFICIAL OWNERSHIP OF COMMON STOCK

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The Beneficial Ownership table sets forth certain information as of March 22, 2021, with respect to the beneficial ownership of our common stock by: (i) each of our directors and director nominees; (ii) each of our Named Executive Officers; (iii) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock; and (iv) all current executive officers, directors and director nominees as a group.

On March 22, 2021, we had 67,918,148 shares of common stock outstanding. Except as otherwise indicated in the Beneficial Ownership table, the persons listed have sole voting power and sole investment power with respect to such shares of our common stock indicated as beneficially owned by them. Unless otherwise noted, the physical business address of each beneficial owner set forth in the Beneficial Ownership table is: Werner Enterprises, Inc., 14507 Frontier Road, Omaha, Nebraska 68138.

BENEFICIAL OWNERSHIP
	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned	Right to Acquire (1)	Total Shares	Percent of Shares Outstanding (2)
Clarence L. Werner(3)(4)	3,137	—	3,137	*
Kenneth M. Bird, Ed.D.	9,620	1,738	11,358	*
Patrick J. Jung(4)	10,520	3,624	14,144	*
Gerald H. Timmerman	14,520	1,738	16,258	*
Diane K. Duren	10,520	1,738	12,258	*
Michael L. Gallagher(4)	2,648	3,624	6,272	*
Jack A. Holmes	1,286	1,263	2,549	*
Carmen A. Tapio	—	—	—	*
Scott C. Arves(4)	550	—	550	*
Vikram Mansharamani, Ph.D.(4)	—	—	—	*
Alexi A. Wellman(4)	—	—	—	*
Derek J. Leathers	224,956	—	224,956	*
H. Marty Nordlund	39,617	—	39,617	*
John J. Steele	61,963	—	61,963	*
Jim S. Schelble	46,565	—	46,565	*
James L. Johnson	66,343	—	66,343	*
BlackRock, Inc.(5)	7,875,625	—	7,875,625	11.6%
The Vanguard Group(6)	5,952,107	—	5,952,107	8.8%
Dimensional Fund Advisors LP(7)	3,900,308	—	3,900,308	5.7%
Gregory L. Werner(8)	5,283,847	—	5,283,847	7.8%
All current executive officers, directors and director nominees as a group (19 persons)(2) (3)	532,002	13,725	545,727	*
*Indicates beneficial ownership of less than 1%.
(1)	This column represents restricted stock that will vest within 60 days after March 22, 2021. The shares are not outstanding and may not be voted at the 2021 Annual Meeting.
(2)
The percentages are based upon 67,918,148 shares, which equal our outstanding shares as of March 22, 2021. In accordance with SEC rules, for individuals who hold restricted stock that will vest within 60 days of March 22, 2021, the number of shares of common stock on which the percentage is based also includes the number of such shares.

(3)	Mr. Clarence L. Werner has shared voting and dispositive power for 3,137 shares.
(4)
Mr. Clarence L. Werner, Mr. Jung and Mr. Gallagher will serve as Board members through the 2021 Annual Meeting but will not stand for re-election. Mr. Arves, Dr. Mansharamani and Ms. Wellman have been nominated for election at the 2021 Annual Meeting.

(5)
Based on Schedule 13G as of December 31, 2020, as filed with the SEC by BlackRock, Inc. BlackRock, Inc. claims sole voting power of 7,643,684 shares and sole dispositive power of 7,875,625 shares, and does not claim any shared voting power or shared dispositive power with respect to any of these shares. According to the Schedule 13G filing, the address of this stockholder is 55 East 52nd Street, New York, New York 10055.

(6)
Based on Schedule 13G as of December 31, 2020, as filed with the SEC by The Vanguard Group. The Vanguard Group does not claim sole voting power with respect to any shares and claims shared voting power of 132,824 shares, sole dispositive power of 5,768,092 shares, and shared dispositive power of 184,015 shares. According to the Schedule 13G filing, the address of this stockholder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(7)
Based on Schedule 13G as of December 31, 2020, as filed with the SEC by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP claims sole voting power of 3,770,607 shares and sole dispositive power of 3,900,308 shares, and does not claim any shared voting power or shared dispositive power with respect to any of these shares. According to the Schedule 13G filing, the address of this stockholder is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(8)
Based on Schedule 13G as of December 31, 2020, as filed with the SEC by Gregory L. Werner. Mr. Werner claims sole voting power and sole dispositive power of 5,033,847 shares and claims shared voting power and shared dispositive power of 250,000 shares. According to the Schedule 13G filing, the address of this stockholder is 5604 South 118th Plaza, Omaha, Nebraska 68137.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement identifies our Named Executive Officers and explains how our compensation policies and practices are developed and operate with respect to such Named Executive Officers. In the Compensation Discussion and Analysis, we also discuss and analyze our executive compensation program and the executive compensation amounts shown in such section. This discussion should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative disclosures) and the Compensation Committee section under Corporate Governance in this Proxy Statement. As indicated in that section, the Compensation Committee of the Board of Directors is responsible for establishing our executive compensation policies and overseeing our executive compensation practices. Our Compensation Committee is also comprised solely of independent directors, each of whom is independent pursuant to SEC rules and NASDAQ listing standards.

Named Executive Officers. Our “Named Executive Officers” consist of the CEO, CFO and the three most highly compensated executive officers (other than the CEO and CFO) who were serving as executive officers as of December 31, 2020. Our five Named Executive Officers are identified in the table below.

2020 NAMED EXECUTIVE OFFICERS
Name	Position with the Company
Derek J. Leathers	Vice Chairman, President & Chief Executive Officer
H. Marty Nordlund	Senior Executive Vice President (“SEVP”) & Chief Operating Officer
John J. Steele	Executive Vice President (“EVP”), Treasurer & Chief Financial Officer
Jim S. Schelble	Executive Vice President (“EVP”) & Chief Administrative Officer
James L. Johnson	Executive Vice President (“EVP”), Chief Accounting Officer & Corporate Secretary

In accordance with applicable SEC rules, Clarence L. Werner, our former Executive Chairman who retired from the Company on May 31, 2020, is also a Named Executive Officer. Except where expressly noted, references to “Named Executive Officers” in this Compensation Discussion and Analysis do not include Mr. Werner.

Executive Summary. The Company and its Compensation Committee believe our executive compensation program has been instrumental to our business and in helping us accomplish our objectives. We continually review the program to confirm it is appropriate and fair in view of our financial performance and size relative to our competitive peer group. (The peer group is identified in the Competitive Peer Groups and Benchmarking section.) Our total compensation mix allows us to retain qualified, innovative executive officers who possess the necessary experience and expertise to manage the Company, provide effective Company leadership, contribute to our long-standing success and create value for our stockholders.

The table below summarizes and compares our key 2020 and 2019 financial results. Our 2020 financial statements are included in our Annual Report on Form 10-K for 2020 filed with the SEC.

2020 AND 2019 FINANCIAL RESULTS
	2020 (1)	2019 (1)	Change (%)
Total revenues	$2,372,178	$2,463,701	-4%
Net income	$169,078	$166,944	1%
Earnings per diluted share	$2.44	$2.38	2%
Operating ratio(2)	90.4%	90.8%
Return on assets	8.0%	7.8%
Return on equity	14.7%	14.6%
Total shareholder return (1-year)	9.0%	39.9%
Total shareholder return (3-year cumulative)	17.7%	56.2%

(1)	Dollar amounts in thousands, except for per share amounts.
(2)	Operating expenses expressed as a percentage of operating revenues.

2020 was a very challenging and disruptive year resulting from the COVID-19 pandemic. The Company reacted quickly to changing freight and work conditions and achieved record results. Revenues were down 4% but net income increased 1% and earnings per diluted share increased 2%. The Company also generated $180 million of free cash flow during 2020. We believe the Company is built to thrive in any trucking or logistics cycle. Our core strengths and sustainable competitive advantages support our strong consistent performance. The Company’s cumulative total shareholder return (“TSR”) for the three-year period ended December 31, 2020 was 17.7% and for the one-year period ended December 31, 2020 was 9.0%. Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for 2020 filed with the SEC for more discussion of our 2020 financial results.

After receiving no base salary increases in 2019, the Named Executive Officers received base salary increases in 2020 but voluntarily took reductions in their base salaries during second quarter of 2020 due to the unknown impact of the COVID-19 pandemic. See Base Salary for more discussion of the 2020 base salaries. The Compensation Committee did not adjust the performance metrics and target goals for 2020 for the cash annual incentive program (“AIP”), which were established prior to the COVID-19 pandemic. The 2020 AIP payouts for the Named Executive Officers ranged from 130.5% to 151.1% of target. See Cash Annual Incentive Compensation for more discussion of the 2020 AIP.

In February 2020, the Compensation Committee awarded equity-based long-term incentives to the Named Executive Officers split equally between restricted stock and performance stock at increased award values from the prior year to recognize management’s high performance in 2019 relative to its peers in a difficult market and to further align with market practice. The restricted stock vests evenly over a three-year period while the performance stock cliff vests at the end of three years. The number of performance shares earned will range from 0% to 200% of the target shares for each Named Executive Officer based on the level of attainment of the performance objectives (two-year cumulative earnings per diluted share with a three-year TSR modifier). See Long-Term Incentive Compensation for more discussion of the equity incentive awards.

Consideration of Stockholder Say-on-Pay Vote. At the Company’s Annual Meeting held in May 2020, the Board asked Company stockholders to indicate on an advisory and non-binding basis whether they approve the Company’s executive compensation (a “say-on-pay resolution”). This proposal was contained in the Company’s 2020 proxy statement dated April 3, 2020, in accordance with Section 14A of the Exchange Act.

More than 98% of the stockholder votes were cast in favor of our say-on-pay resolution to approve, on an advisory basis, the compensation of our Named Executive Officers. The Company and its Compensation Committee believe this affirms our stockholders’ support of the Company’s approach to executive compensation and executive compensation program objectives. While such vote is advisory and non-binding, the Board and the Compensation Committee value our stockholders’ opinions expressed in such vote and consider the voting outcome in making executive compensation decisions.

2020 Executive Compensation Program and Objectives. Our executive compensation program is designed to achieve the following primary objectives:
•Attract, motivate and retain talented high-quality executives who contribute to the advancement of our strategic, operational and financial goals and to our long-term success in today’s competitive markets and industry.
•Reward our executive officers for their individual performance, leadership and contribution to the achievement of our overall business objectives.
•Support our Purpose Statement and guiding corporate principles. (Our Purpose Statement is included on our website.)

The Compensation Committee carries out our executive compensation objectives by applying the following principles:
•Provide compensation that is competitive with that paid by companies in our industry for executive talent. Our Compensation Committee has the authority to engage the services of an outside advisor and compensation consultant to assist with determining how our executive compensation program compares to those of other companies.

•Reward performance by considering factors such as (i) our financial performance, (ii) the executive officer’s individual performance and contribution to our overall business goals and (iii) the performance of the executive officer’s area of responsibility when evaluated in light of overall Company performance and the year’s market, industry and economic conditions.
•Encourage our executive team to consider current and long-term opportunities and reasonable risks that result in positive Company performance and financial growth, industry innovation, consistent stockholder value and lasting collaborations with our customers and partners.
•Encourage executive officers to become stockholders and facilitate stock ownership in the Company by offering equity-based compensation. We believe that stock ownership links our executive officers’ interests with those of our stockholders and supports strategic decision-making and actions that will serve our long-term interests. We have adopted executive stock ownership guidelines and a policy on hedging and pledging to further this principle.
•Provide limited executive perquisites.

Elements of Executive Compensation. The elements of our 2020 executive compensation program are: (i) base salary, (ii) cash annual incentive compensation, (iii) long-term incentive compensation, and (iv) perquisites and benefits. The following discussion explains these elements and their primary purposes with respect to our 2020 executive compensation program.

The table below summarizes our total compensation mix for 2020. It excludes certain items that are reflected as “All Other Compensation” in the 2020 Summary Compensation Table. Such items are not typically considered in the Compensation Committee’s pay deliberations because the amounts are not material and, in certain cases, non-recurring.

2020 PAY ELEMENTS
	Base Salary (1)	Annual Incentive Compensation (2)	Restricted Stock	Performance Stock (2)	Variable Compensation (3)
CEO	18%	18%	32%	32%	82%
Other NEOs(4)	36%	22%	21%	21%	64%

(1)	Annual base salary rate set by the Compensation Committee in February 2020.
(2)	Cash and equity incentive compensation calculated at the target level of performance.
(3)	Variable compensation includes annual incentive compensation, restricted stock, and performance stock.
(4)	Other NEOs does not include Mr. Werner, who retired as Executive Chairman on May 31, 2020.

Base Salary. Base salary is a fixed element of compensation that we pay to each executive officer for the performance of his primary duties and responsibilities. Generally, each respective executive officer’s base salary is commensurate with such person’s responsibility, experience, tenure and job performance. Base salaries are reviewed on an annual basis and at the time of promotion or other change in job function and responsibilities. A number of factors are considered when determining individual salary levels. These factors include but are not limited to (i) the individual’s overall performance and the level of responsibility and complexity of the executive’s job; (ii) the performance of the business unit(s) or function(s) under his leadership; (iii) how the executive officer’s salary compares to those of our other executives; (iv) our overall performance and achievements; (v) the economic and business conditions affecting the Company at the time of the review; and (vi) salaries paid by companies within our competitive peer group for the same or similar positions. Market adjustments to executive base salaries may be made when there is a significant change in an officer’s position or responsibilities or if competitive market data indicates a significant deviation compared to market salary practices. However, while we may be guided by such events and data, we do not set compensation levels at targeted or specific levels relative to that of a particular peer, competitor or industry group.

The following 2020 base salaries were approved by the Compensation Committee in February 2020 for the Named Executive Officers.

BASE SALARY
Name	2019 Base Salary ($)	2020 Base Salary ($)	Change (%)
Clarence L. Werner	362,500	362,500	—%
Derek J. Leathers	725,000	800,000	10%
H. Marty Nordlund	375,000	375,000	—%
John J. Steele	285,000	315,000	11%
Jim S. Schelble	310,000	350,000	13%
James L. Johnson(1)	N/A	360,000	N/A
(1)	Mr. Johnson was not a Named Executive Officer in 2019.

Cash Annual Incentive Compensation. The 2020 AIP established target cash award amounts as a percentage of base salary, which varies by executive position. The 2020 AIP considers four performance metrics, with the financial metrics tied to pre-defined goals (25% operating income; 25% revenues less fuel surcharge revenues (“FSC”); 25% operating ratio (“OR”), net FSC; and 25% individual performance). Individual performance for the executive officers included predefined areas of improvement or strategic milestones under the executive’s purview to be achieved during the year. The 2020 payout opportunities ranged from 0% to 200% of target depending on performance versus the goals. The table below shows the calculation of the AIP performance results.

ANNUAL INCENTIVE PLAN PERFORMANCE RESULTS
AIP Measure	Target (1)	Final Results (1)	Achieved (%)	Weight (%)	2020 AIP Payout (% Target)
Operating income(2)	$204.2	$232.3	191.8%	25%	48.0%
Revenues less FSC(3)	$2,273.9	$2,213.6	80.1%	25%	20.0%
Total Company OR, net FSC(2)(4)	91.0%	89.5%	149.9%	25%	37.5%
Total Trucking OR, net FSC(2)(5)	89.0%	86.5%	182.3%		45.6%
Individual performance	Varies by NEO		100.0% to 175.0%	25%	25.0% to 43.8%
Total				100%	130.5% to 151.1%
(1)	Dollar amounts in millions.
(2)	Final results include adjustment of $4.9 million of insurance and claims expense for interest accrued during 2020 on an adverse jury verdict rendered in 2018, which the Compensation Committee determined should be added back to the 2020 operating income and subtracted from the 2020 operating expenses used in the calculation of ORs for purposes of the 2020 AIP payouts.
(3)	Operating revenues less trucking fuel surcharge revenues.
(4)	Operating expenses less trucking fuel surcharge revenues expressed as a percentage of operating revenues less trucking fuel surcharge revenues, for the total Company. Total Company OR applies to Messrs. Werner, Leathers, Nordlund, Steele and Johnson.
(5)	Operating expenses less trucking fuel surcharge revenues expressed as a percentage of operating revenues less trucking fuel surcharge revenues, for the Truckload Transportation Services segment. Total Trucking OR applies to Mr. Schelble.

    The Compensation Committee believes the 2020 AIP aligns pay for performance and the interest of management with stockholders. The table that follows shows the calculation of the AIP payouts achieved for the Named Executive Officers for 2020, which are disclosed in the Summary Compensation Table. The 2020 AIP payments occurred in February 2021. Please refer to the Grants of Plan-Based Awards for 2020 section for additional information regarding the AIP.

CASH ANNUAL INCENTIVE COMPENSATION
Name	2020 Base Salary ($)	Target Payout (% Salary)	Target AIP Payout ($)	AIP Payout (% Target)	2020 AIP Payout ($)
Clarence L. Werner(1)	362,500	100.0%	362,500	130.5%	197,110
Derek J. Leathers	800,000	100.0%	800,000	149.2%	1,193,600
H. Marty Nordlund	375,000	70.0%	262,500	138.8%	364,350
John J. Steele	315,000	60.0%	189,000	143.0%	270,270
Jim S. Schelble	350,000	60.0%	210,000	151.1%	317,310
James L. Johnson	360,000	60.0%	216,000	147.1%	317,736
(1)	Mr. Werner’s 2020 AIP payout was prorated for his May 31, 2020 retirement date.

2020 Long-Term Incentive Compensation. Our long-term incentive program is important to us because it helps attract a talented executive team, encourages long-term retention of executive officers and enables us to recognize efforts put forth by executives who contribute to our stock price appreciation and Company development. The periodic vesting periods of long-term incentive compensation directly align executive officer interests and compensation with our stockholders’ interests by rewarding creation and preservation of long-term stockholder value. The Compensation Committee also believes this element of compensation provides equity ownership opportunities for our executive officers.

Under our Equity Plan, the Compensation Committee may grant stock options, SARs, restricted stock, restricted stock units (“RSUs”) and performance stock to our executive officers and non-employee directors. The grant date is the same date as the meeting at which the Compensation Committee decides to grant equity awards, after giving consideration to the timing of such decisions to ensure that awards occur when neither the recipient nor the Compensation Committee possess material nonpublic information. None of our restricted or performance stock awards give the recipient any voting or dividend rights until such stock vests, nor do they have any post-vesting sales restrictions.

In February 2020, the Compensation Committee, in its sole discretion, awarded the Named Executive Officers restricted stock and performance stock for 2020. The restricted stock will vest in three annual increments of 34%, 33% and 33% beginning February 13, 2021 (one year after the grant date), subject to continued employment. The performance stock is earned based upon the level of attainment by the Company of a cumulative earnings per diluted share performance objective for the two-year period from January 1, 2020 to December 31, 2021, as established by the Compensation Committee. The Compensation Committee works with management to develop performance objectives that it believes are rigorous and challenging to achieve and that would contribute to our overall financial goals and create stockholder value. The number of shares that may ultimately be earned will range from 0% to 200% of the target shares stated in each executive’s award agreement based on the level of attainment of the performance objective and subject to a TSR modifier whereby the maximum payout will be capped at 150% of target if absolute TSR during the three-year period ending December 31, 2022 is less than 25%. Any performance stock earned will vest, subject to continued employment, on February 13, 2023. The target grant date values of the stock awards to the Named Executive Officers are as follows: Mr. Werner–$1,125,000; Mr. Leathers–$2,800,000; Mr. Nordlund–$450,000; and Messrs. Steele, Schelble and Johnson–$400,000 each. The target value granted to each Named Executive Officer was split equally between restricted stock and performance stock. Mr. Werner forfeited 100% of his 2020 stock awards upon his retirement on May 31, 2020. The 2020 grants of restricted stock and performance stock to the Named Executive Officers are disclosed in the Summary Compensation Table. Please refer to the Grants of Plan-Based Awards for 2020 section for additional information regarding the equity awards.

2019 Performance Stock. In February 2019, the Compensation Committee awarded the Named Executive Officers restricted stock and performance stock for 2019. The 2019 performance stock is earned based upon the level of attainment by the Company of a cumulative earnings per diluted share performance objective for the two-year period from January 1, 2019 to December 31, 2020, as established by the Compensation Committee. The number of shares that may ultimately be earned will range from 0% to

200% of the target shares stated in each executive’s award agreement based on the level of attainment of the performance objective and subject to a TSR modifier whereby the maximum payout will be capped at 150% of target if absolute TSR during the three-year period ending December 31, 2021 is less than 30%. Any performance stock earned will vest, subject to continued employment, on February 11, 2022. The Compensation Committee has determined that insurance and claims expense of $3.9 million in 2019 and $4.9 million in 2020, for interest accrued during those years related to an adverse jury verdict rendered in 2018 that remains under appeal, is an unusual item not reflective of actual performance and should be added back to pre-tax operating income for calculating diluted earnings per share for purposes of determining the achievement level of the 2019 performance shares. Cumulative earnings per diluted share from January 1, 2019 to December 31, 2020, adjusted for the accrued interest, amounted to 87.8% of the target goal. As a result, the TSR modifier that caps achievement at 150% will not impact the achievement level. The final performance and payout will be reported in the 2022 proxy statement.

2018 Performance Stock. In February 2018, the Compensation Committee awarded the named Executive Officers restricted stock and performance stock for 2018. The 2018 performance stock is earned based upon the level of attainment by the Company of a cumulative earnings per diluted share performance objective for the two-year period from January 1, 2018 to December 31, 2019, as established by the Compensation Committee. The number of shares that may ultimately be earned will range from 0% to 200% of the target shares stated in each executive’s award agreement based on the level of attainment of the performance objective and subject to a TSR modifier whereby the maximum payout will be capped at 150% of target if absolute TSR during the three-year period ending December 31, 2020 is less than 30%. Any performance stock earned will vest, subject to continued employment, on February 7, 2021. The Compensation Committee has determined that insurance and claims expense of $3.9 million in 2019, for interest accrued in 2019 related to an adverse jury verdict rendered in 2018, is an unusual item not reflective of 2019 performance and should be added back to pre-tax operating income for calculating 2019 diluted earnings per share for purposes of determining the achievement level of the 2018 performance shares. Cumulative earnings per diluted share from January 1, 2018 to December 31, 2019 amounted to 190.5% of the target goal. Absolute TSR for the performance period was below 30%, so the achievement level and payout was capped at 150%. The performance shares vested on February 7, 2021 for the Named Executive Officers still employed and were paid out at a 150% achievement level.

Perquisites and Benefits. Our executive compensation program includes limited executive perquisites that we believe are reasonable and consistent with our overall compensation objectives. Our Compensation Committee periodically reviews the perquisites provided to executive officers. The perquisites offered under our 2020 executive compensation program were as follows:
•Country Club Membership. In 2020, we paid country club membership fees and other business-related and reasonably incurred expenses for certain Named Executive Officers, and we received full reimbursement from those individuals for any personal expenses incurred. We provide these memberships for our benefit, notwithstanding the incidental personal benefit.
•Company Vehicle. We provide Company vehicles to certain Named Executive Officers for business and personal use. We are responsible for paying the operating expenses of these vehicles, except for fuel.
•Medical Care Membership Program. We provide each Named Executive Officer with membership in a medical care program, which provides for an annual physical examination and unlimited direct access to a primary care physician. We believe the program allows our Named Executive Officers to devote more time to our business and promotes the health and wellness of these key employees.
•Personal Use of Corporate Aircraft. Mr. Leathers is eligible to use the Company’s aircraft for limited personal use. Personal use is limited to 30 flight hours per year, and Mr. Leathers must fully reimburse the Company for the incremental cost of his use. To the extent any personal travel on our aircraft results in imputed income to the executive, the Company does not provide any gross-up payments to cover the personal income tax obligation. Mr. Leathers did not use the Company’s aircraft for personal travel in 2020.

In 2020, we offered the following benefits to our executives: (i) health, dental and vision plans; (ii) other voluntary insurance plans, including life and disability; (iii) 401(k) retirement savings plan; (iv) employee stock purchase plan; and (v) nonqualified deferred compensation plan (see Nonqualified Deferred Compensation for 2020). These benefits are available to our Named Executive Officers on the same terms as provided to other eligible employees.

The aggregate incremental cost of perquisites and other benefits (and any related tax gross-ups) provided to the Named Executive Officers is shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the All Other Compensation for 2020 section of this Proxy Statement.

Role of the Compensation Consultant. Frederic W. Cook & Co. is an independent executive compensation consulting firm engaged by the Compensation Committee. The Compensation Committee has assessed the independence of the Consultant and determined that the Consultant’s work did not raise any conflicts of interest.

The Consultant assists the Committee in its evaluation of the compensation for our executives. The Compensation Committee engages the Consultant to (i) review and recommend any changes to the Company’s competitive peer group, (ii) prepare an executive compensation benchmarking review to include a competitive analysis of the compensation of the Company’s executives in comparison to our peer group, and (iii) review the Company’s compensation program and philosophy and recommend changes based on the Company’s business objectives, compensation trends and best practices to incorporate a mix of short-term and long-term incentive components and align pay for performance.

The Consultant reports directly to the Compensation Committee, although it may work in cooperation with management only as required to carry out its obligations to the Compensation Committee. Without the Compensation Committee’s prior approval, the Consultant will not perform any services for us or our management. During 2020, the Company paid fees to the Consultant only for advising the Compensation Committee on the amount or form of executive and director compensation. The Company did not pay the Consultant any fees for additional projects or services.

Competitive Peer Groups and Benchmarking. The companies in the peer group were selected by first reviewing the Company’s peer group from the prior year. It was determined that Genesee & Wyoming would be removed from the peer group as it was acquired in December 2019. U.S.-based public companies in trucking, air freight & logistics and railroads with revenues approximately one-third to three times the Company’s annual revenues with a preference for long-haul trucking or logistics competitors were then reviewed. From this review it was determined that there would be no other changes from the 2019 competitive peer group as shown in the table below.

2020 COMPETITIVE PEER GROUP
ArcBest	J.B. Hunt	Saia
Covenant Transportation Group	Kansas City Southern	Schneider National
Echo Global Logistics	Knight-Swift Transportation	U.S. Xpress Enterprises
Forward Air	Landstar System	YRC Worldwide
Heartland Express	Marten Transport
Hub Group	Old Dominion Freight Line

The Compensation Committee has not historically set compensation elements for each executive to meet specific benchmarks based on peer group data. Instead, we consider these comparisons as one factor in determining executive compensation levels. Generally, the Compensation Committee reviews total compensation levels annually and makes adjustments when job responsibilities, individual performance or market data warrants such modifications. Actual total compensation can vary from year to year based on Company and individual performance.

Compensation Determination Process. The Compensation Committee makes all annual compensation decisions for our Named Executive Officers.

When determining total compensation, we apply a consistent approach for all Named Executive Officers. The structure and levels of our executive compensation program are determined, in large part, by considering all elements of compensation, rather than only a few components in isolation. Our Compensation Committee evaluates each element individually and also takes into account the position and current total direct compensation of the individual being considered. The Compensation Committee’s determination of compensation levels for our Named Executive Officers therefore differs depending upon these factors. Our Compensation Committee also exercises appropriate business judgment in how it applies these standard approaches to the facts and circumstances involving each respective Named Executive Officer.

The Compensation Committee determines each component of a Named Executive Officer’s compensation based on its collective assessment of the officer’s performance, the Company’s overall financial performance and recommendations of our Vice Chairman, President & CEO. Our Compensation Committee may also request executive compensation guidance and advice from an independent outside consultant when deciding compensation for our Named Executive Officers. The Compensation Committee meets annually (near the end of the year) to review the compensation of our Named Executive Officers. The Compensation Committee also meets during the first quarter of each year to determine the level of attainment of prior year performance objectives as they relate to the cash annual incentive program and the grant of performance stock in prior years and to consider the cash annual incentive program and granting new equity or incentive compensation awards for the current year and setting performance objectives related to each.

Risk Management Related to Compensation. When reviewing and implementing the executive compensation program, the Company and our Compensation Committee formulate and adhere to certain practices that ensure consistent leadership and decision-making among our executive officers. The Compensation Committee assesses whether our program and practices are reasonably likely to have a material adverse effect on the Company and concluded they do not. The Compensation Committee does not believe our executive compensation program and practices are designed to promote or encourage unreasonable risk for the following reasons:
•Base salaries are fixed amounts determined on an annual basis and are established after considering a broad range of factors including competitive pay sources (rather than specific performance measures).
•Annual cash incentive compensation represents a significant portion of our executive officers’ total cash compensation and is awarded under our Annual Incentive Program. The program allows for the Compensation Committee to exercise some discretion through an individual performance metric, in addition to the financial performance metrics. Annual incentive targets are thoroughly vetted by management and the Compensation Committee, and goals are set taking into consideration the probability of achievement. Payouts are capped at 200%, are formulaic based, and are subject to recoupment.
•Long-term incentive compensation is important to further aligning our executive officers’ interests with those of our stockholders, and it balances short- and long-term decision-making by our executives. Long-term incentive compensation is split between time-based restricted stock and performance stock. The time-based restricted stock vests over three years. Performance stock achievement levels are capped at 200%, with a total shareholder return modifier if achievement is over 150%, have a three-year cliff vesting, and are subject to recoupment.
•The vesting of stock awards granted under our Equity Plan may be prohibited if an executive officer is terminated for cause or under other circumstances as provided in the Equity Plan.
•Our executives have significant stock ownership in the Company, subject to stock ownership guidelines and a hedging and pledging policy. With respect to their stock ownership, our executive officers could lose significant value if our stock price was exposed to unreasonable risk.

When structuring overall compensation practices for our non-executive employees, we consider whether our practices incentivize unreasonable risk-taking behavior and could consequently impact our risk management and oversight. We also evaluate the mix of pay and the elements of our compensation programs as they apply to employees generally. Our non-executive employee compensation practices are reviewed in the context of current and significant risks to determine if the practices encourage or induce employees to take unreasonable risks, and we also take into account our other policies and procedures that operate to monitor and deter unreasonable risk (such as disciplinary or record-keeping policies). Management also notifies our Compensation Committee of significant and across-the-board modifications to employee compensation practices. We concluded that our non-executive employee compensation practices do not encourage risks that are reasonably likely to have a material adverse effect on us.

Hedging and Pledging Policy. Named Executive Officers are subject to a policy on hedging and pledging of the Company’s common stock. The policy prohibits purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds), and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s common stock. The policy also provides that Named Executive Officers shall not pledge, hypothecate, or otherwise encumber shares of the Company’s common stock as collateral for indebtedness including, but not limited to, holding shares in a margin account or any other account that could cause the Company’s common stock to be subject to a margin call or otherwise be available as collateral for a margin loan. Each Named Executive Officer certified to compliance with this policy in their annual questionnaire completed at the end of 2020.

Executive Stock Ownership. The Company’s executive officers and Senior Vice Presidents are subject to stock ownership guidelines. Stock ownership includes: (i) common stock owned (directly or indirectly), (ii) time-vested restricted stock, (iii) performance stock already earned and subject to continued time vesting and (iv) benefit plan shares. Ownership guidelines vary based on position and require the executive to own stock with a market value equal to or in excess of a specified multiple of the officer’s base salary. During 2020, the executive ownership guidelines were as follows: Chief Executive Officer–6.0 times, Chief Operating Officer–3.5 times, Executive Vice President–2.5 times and Senior Vice President–1.5 times. Any officer not meeting the ownership guidelines will be required to retain 75% of after-tax shares earned from long-term incentives until the ownership guideline is achieved. All of the Company’s officers and members of senior management covered by these guidelines had met their ownership requirement, other than Mr. Mahon who joined the Company in June 2020. In early 2021, the Compensation Committee approved adjustments to the ownership guidelines to further the alignment of executive and stockholder interests as follows: Chief Executive Officer–7.0 times, Executive Vice President–3.5 times and Senior Vice President–2.5 times.

Recoupment Policy. AIP payouts and performance-based restricted stock awards to the executive officers paid within the twelve months following the year of a material accounting restatement may be recouped if the inaccurate financial information was used to determine the AIP or performance-based restricted stock payouts. Determination to recoup any awards will be at the discretion of the Board of Directors of the Company and may apply to current or former Company executive officers. The Company has not had any accounting restatements since becoming a publicly-traded company in 1986.

Tax Deductibility of Executive Compensation; Accounting Considerations. Generally, executive compensation is accrued as expense over the requisite service period related to the particular compensation element (this period is typically equal to the performance period of the executive officer), and we realize a tax deduction upon the payment of the compensation to the executive. Effective January 1, 2018, under the Tax Cuts and Jobs Act of 2017, (i) the performance-based exception to Section 162(m) is eliminated and (ii) the definition of covered employee is expanded to include the CFO and certain former executive officers, resulting in pay in excess of $1 million in 2018 or later generally not being deductible for the Company, subject to the transition rule for plans and agreements in place on November 2, 2017. The Compensation Committee carefully considers and monitors the effect of Section 162(m) on the elements of our executive compensation program and will strive to structure executive compensation to preserve its tax deductibility under Section 162(m) without sacrificing our ability to attract, motivate and retain high-quality executive officers. The Compensation Committee also believes there are circumstances where the interests of the Company and our stockholders are best served by maintaining flexibility in the manner compensation is provided. In those events, the Compensation Committee may, at its discretion, approve payments of nondeductible compensation if the Compensation Committee believes the circumstances warrant such payments. Because of the importance of linking pay and performance, the Compensation Committee expects to continue to impose performance conditions on its annual and long-term incentive compensation elements.

REPORT OF THE COMPENSATION COMMITTEE

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the U.S. Securities and Exchange Commission, nor shall this report be subject to Regulation 14A (other than as indicated) or to the liabilities set forth in Section 18 of the Securities Exchange Act of 1934. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference or treats it as soliciting material.
In conjunction with the preparation of the Annual Report on Form 10-K for 2020 of Werner Enterprises, Inc. (the “Company”) and this Proxy Statement for the Annual Meeting of Stockholders to be held May 11, 2021, the Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section (required by Item 402(b) of Regulation S-K of the U.S. Securities and Exchange Commission) of this Proxy Statement.

Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2020.
Diane K. Duren, Chair
Patrick J. Jung
Kenneth M. Bird, Ed.D.
Jack A. Holmes
Carmen A. Tapio

EMPLOYMENT ARRANGEMENTS

Each of our Named Executive Officers has been an employee of the Company for at least ten years. None of our Named Executive Officers has any type of written employment agreement with us.

ARRANGEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination. None of our Named Executive Officers who were serving as executive officers at the end of 2020 has a severance agreement or severance benefit arrangement with us.

Change in Control. During 2020, none of our Named Executive Officers had a change in control agreement with us, and we did not provide for incremental compensation or special treatment for incentive compensation related to a change in control as of December 31, 2020 except under the stockholder-approved Equity Plan, as described below. In February 2021, the Board adopted a Change in Control Severance Plan (the “CIC Plan”) that covers the Named Executive Officers. The CIC Plan only covers qualifying terminations in connection with a change in control (i.e., double trigger). The protection period for the CIC Plan is for 24 months beginning on the date of the change in control. The CIC Plan provides for cash severance payments ranging from 1.5 to 2.0 times annual base salary plus target AIP bonus and provides for limited continuation of some benefits. The definitions of “change in control”, “good reason” and “cause” are similar to the definitions of these terms in the Equity Plan.

Potential Benefits Payable Under the Equity Plan. Our Equity Plan permits the vesting of outstanding equity awards upon certain termination or resignation actions following a change in control. The Equity Plan provides that if a Named Executive Officer is terminated other than for “cause” or voluntarily resigns for “good reason” within the period beginning upon a change in control and ending on the second anniversary of the change in control, then (i) all outstanding stock options and SARs will become fully exercisable and (ii) all conditions, performance objectives and restrictions (other than those imposed by law) on outstanding restricted stock, RSUs and performance stock will be deemed satisfied as of the executive officer’s employment termination date. “Cause,” “good reason” and “change in control” are defined in the current stockholder-approved version of the Equity Plan. Our Equity Plan also provides that upon death of a participant, (i) all service period restrictions applicable to restricted stock and RSUs will lapse and such shares shall become fully vested and (ii) for any unearned performance shares, the performance objectives will be evaluated for actual performance to date and the resulting shares shall become fully vested.

The following Potential Benefits Payable Under the Equity Plan table shows the potential benefits payable to each Named Executive Officer due to the occurrence of either the termination or resignation event described in the Equity Plan. The amounts of the potential benefits represent the estimated value of all unvested equity awards that would fully vest upon either event, assuming (i) such event occurred on December 31, 2020 (the last day of our fiscal year), (ii) the 2020 performance stock was deemed to have been earned at the target level (in the event of either a termination or resignation following a change in control) or unearned (in the event of death), (iii) the 2019 performance stock was deemed to have been earned at 87.8% because the Company has achieved that level of performance for the two-year performance period and the absolute total shareholder return cap does not apply to awards where the level of performance is less than 150% and (iv) a stock price of $39.22 per share, which was the NASDAQ closing market price of our common stock on the same date.

POTENTIAL BENEFITS PAYABLE UNDER THE EQUITY PLAN
Name	Number of Unvested Shares Vesting		Potential Benefit ($)(1)(2)
Derek J. Leathers	195,582	(Restricted/Performance Stock)	7,670,726
H. Marty Nordlund	42,453	(Restricted/Performance Stock)	1,665,007
John J. Steele	27,139	(Restricted/Performance Stock)	1,064,392
Jim S. Schelble	27,139	(Restricted/Performance Stock)	1,064,392
James L. Johnson	27,139	(Restricted/Performance Stock)	1,064,392

(1)
The potential benefit was calculated using the $39.22 closing market price on December 31, 2020. The potential benefit at December 31, 2020 includes $3,119,873 for Mr. Leathers, $754,514 for Mr. Nordlund, and $434,597 each for Messrs. Steele, Schelble and Johnson, for restricted and performance stock which became vested in February 2021.

(2)
In the event of a death, the potential benefit listed above would exclude $1,458,513 for Mr. Leathers, $234,418 for Mr. Nordlund, and $208,376 each for Messrs. Steele, Schelble and Johnson, for the 2020 performance stock for which the threshold level of performance had not yet been achieved as of December 31, 2020.

SUMMARY COMPENSATION TABLE

The following table presents information about compensation earned during 2020, 2019 and 2018 by our Named Executive Officers. You should read the Summary Compensation Table in conjunction with the Compensation Discussion and Analysis section and the tables and narrative descriptions that follow. Columns required by SEC regulations are omitted where such column is inapplicable for all of the Named Executive Officers.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Clarence L. Werner – Former Executive Chairman(5)	2020	95,486	—	1,125,000	197,110	53,544	1,471,140
	2019	362,500	—	1,125,000	249,763	50,129	1,787,392
	2018	333,125	—	1,125,000	585,438	58,006	2,101,569
Derek J. Leathers – President & Chief Executive Officer	2020	773,077	—	2,800,000	1,193,600	43,352	4,810,029
	2019	725,000	—	2,250,000	499,525	47,488	3,522,013
	2018	722,116	—	2,250,000	1,170,875	40,459	4,183,450
H. Marty Nordlund – SEVP & Chief Operating Officer	2020	376,442	—	450,000	364,350	44,487	1,235,279
	2019	375,000	—	550,000	163,538	45,990	1,134,528
	2018	375,000	—	550,000	415,013	43,004	1,383,017
John J. Steele – EVP, Treasurer & Chief Financial Officer	2020	311,596	—	400,000	270,270	10,135	992,001
	2019	285,000	—	300,000	117,819	13,177	715,996
	2018	282,692	—	300,000	270,351	9,255	862,298
Jim S. Schelble – EVP & Chief Administrative Officer	2020	345,192	—	400,000	317,310	37,703	1,100,205
	2019	310,000	—	300,000	123,132	39,066	772,198
	2018	310,000	—	300,000	300,948	37,553	948,501
James L. Johnson – EVP, Chief Accounting Officer & Corporate Secretary(6)	2020	355,231	—	400,000	317,736	10,946	1,083,913

(1)	Base salary for 2020 reflects 27 biweekly payments instead of 26, as well as voluntary base salary reductions by the Named Executive Officers in light of the unknown impact from the COVID-19 pandemic. In April 2020, Mr. Werner reduced his annual base salary for the remainder of 2020 by $250,000. Mr. Leathers reduced his base salary for second quarter 2020 only by 25%. Messrs. Nordlund, Steele, Schelble, and Johnson reduced their respective base salaries for second quarter 2020 only by 15% each.
(2)
The stock awards reported in this column and the associated valuation assumptions are also disclosed in the Grants of Plan-Based Awards for 2020 table. The stock awarded in 2020 includes both restricted stock and performance stock. Reported amounts for restricted stock represent the grant date fair value and for performance stock represent the grant date fair value based on the probable outcome of the performance conditions (target level). The target value of the 2020 performance awards was as follows: Mr. Werner $562,500, Mr. Leathers $1,400,000, Mr. Nordlund $225,000 and Messrs. Steele, Schelble and Johnson $200,000. If the highest level of performance is achieved, the value of the 2020 awards would be as follows: Mr. Werner $1,125,000, Mr. Leathers $2,800,000, Mr. Nordlund $450,000 and Messrs. Steele, Schelble and Johnson $400,000.

(3)
Cash awards reported in this column represent the actual amounts earned under the Company’s performance-based AIP for fiscal years 2020, 2019 and 2018 based upon achievement of pre-defined performance metrics, and were paid in February following the end of each fiscal year. Such awards are also disclosed in the Grants of Plan-Based Awards for 2020 table.

(4)	Refer to the All Other Compensation for 2020 table for a more detailed explanation of the compensation reported in this column.
(5)	Mr. Werner retired as Executive Chairman of the Company on May 31, 2020. He continues to serve as Chairman of the Board through the end of his current term, which will end in May 2021 following the 2021 Annual Meeting. His salary represents all salary paid in 2020. Mr. Werner’s 2020 AIP cash award payout was prorated for his retirement date. Upon his retirement, Mr. Werner forfeited 100% of his 2020 stock awards, 100% of his 2019 and 2018 performance stock awards, 75% of his 2019 restricted stock award, and 50% of his 2018 restricted stock award, representing the unvested portions of such awards.
(6)	Mr. Johnson was not a Named Executive Officer in 2019 or 2018.

ALL OTHER COMPENSATION FOR 2020

The table below shows the components of “all other compensation” provided in 2020 to the Named Executive Officers, as reported in the preceding Summary Compensation Table.

ALL OTHER COMPENSATION FOR 2020
Name	Perquisites & Other Personal Benefits ($)	Tax Reimbursements ($)	Company Contributions to 401(k) Plan ($)	Company Contributions to Employee Stock Purchase Plan ($)	Total ($)
Clarence L. Werner(1)	30,175	23,369	—	—	53,544
Derek J. Leathers(2)	22,232	12,874	5,000	3,246	43,352
H. Marty Nordlund(3)	24,257	11,984	5,000	3,246	44,487
John J. Steele(4)	2,700	—	5,000	2,435	10,135
Jim S. Schelble(3)	21,262	8,195	5,000	3,246	37,703
James L. Johnson(4)	2,700	—	5,000	3,246	10,946

(1)
Perquisites and other personal benefits for Mr. Werner include $27,475 for use of one Company vehicle and personal medical care membership program. Tax reimbursements for Mr. Werner represent tax gross-ups for Company vehicle use.

(2)
Perquisites and other personal benefits for Mr. Leathers include use of one Company vehicle, Company-paid country club membership and personal medical care membership program. Tax reimbursements for Mr. Leathers represent tax gross-ups of (i) $12,363 for Company vehicle use and (ii) $511 for personal use of the corporate aircraft when his spouse accompanied him on a Company-related business trip.

(3)
Perquisites and other personal benefits for Messrs. Nordlund and Schelble include use of one Company vehicle, Company-paid country club membership and personal medical care membership program. Tax reimbursements for Messrs. Nordlund and Schelble represent tax gross-ups for Company vehicle use.

(4)	Perquisites and other personal benefits for Messrs. Steele and Johnson include personal medical care membership program.

Our contributions on behalf of the Named Executive Officers to the 401(k) plan and employee stock purchase plan are made on the same terms as provided to all of our eligible employees in the United States. In addition to the above-mentioned compensation, the Named Executive Officers may also participate in voluntary health and welfare benefit programs that are available for all eligible U.S. employees.

GRANTS OF PLAN-BASED AWARDS FOR 2020

Equity and non-equity incentive plan awards granted to Named Executive Officers during 2020 included the following:
•Non-equity incentive plan: cash annual incentive compensation awarded under the performance-based AIP, with performance metrics for operating income, revenues, operating ratio and individual performance for fiscal 2020. The actual AIP payouts earned for 2020 are disclosed in the Summary Compensation Table and were paid in February 2021.
•Equity incentive plan: awards of performance stock under our Equity Plan, with an earnings per diluted share performance metric for the two-year period from January 1, 2020 to December 31, 2021. No shares are earned for performance below the threshold level.
•Stock awards: restricted stock awards subject to time-based vesting.

The following table sets forth information regarding equity and non-equity incentive plan awards granted to Named Executive Officers during 2020. Columns required by the SEC regulations are omitted where such column is not applicable for all of the Named Executive Officers. The awards reported in the following table are also disclosed in the Summary Compensation Table and Outstanding Equity Awards at December 31, 2020 tables and therefore do not constitute additional compensation not otherwise reported in this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS FOR 2020
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Clarence L. Werner(2)		90,625	362,500	725,000
	2/13/20				7,471	14,942	29,884		562,500
	2/13/20							14,804	562,500
Derek J. Leathers		200,000	800,000	1,600,000
	2/13/20				18,594	37,188	74,376		1,400,000
	2/13/20							36,844	1,400,000
H. Marty Nordlund		65,625	262,500	525,000
	2/13/20				2,989	5,977	11,954		225,000
	2/13/20							5,921	225,000
John J. Steele		47,250	189,000	378,000
	2/13/20				2,657	5,313	10,626		200,000
	2/13/20							5,263	200,000
Jim S. Schelble		52,500	210,000	420,000
	2/13/20				2,657	5,313	10,626		200,000
	2/13/20							5,263	200,000
James L. Johnson		54,000	216,000	432,000
	2/13/20				2,657	5,313	10,626		200,000
	2/13/20							5,263	200,000

(1)
The grant date fair value per share of the performance stock ($37.65) and the restricted stock ($38.00) is based upon the market price of the underlying common stock on the grant date, reduced by the present value of estimated future dividends because the awards are not entitled to receive dividends prior to vesting. The present value of estimated future dividends was calculated based on a $0.09 quarterly dividend amount per share and a risk-free interest rate of 1.6%. Further discussion of the valuation and assumptions regarding our stock awards is provided in Note 8 of our Consolidated Financial Statements in our Annual Report on Form 10-K for 2020.

(2)	Mr. Werner’s 2020 AIP cash award payout was prorated for his May 31, 2020 retirement date. He forfeited 100% of his 2020 stock awards upon his retirement.

OUTSTANDING EQUITY AWARDS AT 2020 YEAR-END

The table that follows presents information regarding all outstanding equity awards held by each of the Named Executive Officers as of December 31, 2020. There were no outstanding stock options held by the Named Executive Officers. Restricted stock and performance stock awards are contingent upon the recipient’s continued employment with the Company through each vesting date. Awards reported in these tables with grant dates before 2018 are not disclosed in the Summary Compensation Table and therefore constitute additional compensation not otherwise reported in this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Clarence L. Werner(2)		—		—	—		—
Derek J. Leathers	2/8/17	6,016	(3)	235,948
	2/7/18	14,952	(4)	586,417
	2/7/18	45,020	(5)	1,765,684
	2/11/19	25,530	(6)	1,001,287
	2/11/19				30,032	(7)	1,177,855
	2/13/20	36,844	(8)	1,445,022
	2/13/20				18,594	(9)	729,257
H. Marty Nordlund	2/8/17	2,314	(3)	90,755
	2/7/18	3,655	(4)	143,349
	2/7/18	11,004	(5)	431,577
	2/11/19	6,241	(6)	244,772
	2/11/19				7,341	(7)	287,914
	2/13/20	5,921	(8)	232,222
	2/13/20				2,989	(9)	117,229
John J. Steele	2/8/17	1,157	(3)	45,378
	2/7/18	1,994	(4)	78,205
	2/7/18	6,003	(5)	235,438
	2/11/19	3,405	(6)	133,544
	2/11/19				4,004	(7)	157,037
	2/13/20	5,263	(8)	206,415
	2/13/20				2,657	(9)	104,208
Jim S. Schelble	2/8/17	1,157	(3)	45,378
	2/7/18	1,994	(4)	78,205
	2/7/18	6,003	(5)	235,438
	2/11/19	3,405	(6)	133,544
	2/11/19				4,004	(7)	157,037
	2/13/20	5,263	(8)	206,415
	2/13/20				2,657	(9)	104,208
James L. Johnson	2/8/17	1,157	(3)	45,378
	2/7/18	1,994	(4)	78,205
	2/7/18	6,003	(5)	235,438
	2/11/19	3,405	(6)	133,544
	2/11/19				4,004	(7)	157,037
	2/13/20	5,263	(8)	206,415
	2/13/20				2,657	(9)	104,208

(1)
Market value is calculated by multiplying the number of shares of stock that have not vested by the closing market price of our common stock ($39.22 per share) on December 31, 2020 (the last trading day of our fiscal year).

(2)	Mr. Werner retired during 2020, and he had no outstanding awards at the end of 2020.
(3)	The remaining shares of restricted stock vested on February 8, 2021.
(4)	One-half of the restricted stock vested on February 7, 2021, and the remaining shares vest on February 7, 2022.
(5)
The number of shares and market value for Performance Stock granted February 7, 2018 is reported at 150% of the target level of performance (pursuant to SEC rules) because the Company achieved a level of performance between 150% and 200% for the two-year performance period from January 1, 2018 to December 31, 2019, but absolute total shareholder return during the performance period was less than 30% which capped the award payout at 150%. The Compensation Committee certified achievement at 150% on January 25, 2021. The shares ultimately earned vested in one installment on February 7, 2021.

(6)	One-third of the restricted stock vested on February 11, 2021, and the remaining shares vest in two equal installments on February 11, 2022 and 2023.
(7)
The number of shares and market value for Performance Stock granted February 11, 2019 is reported at 87.8% of the target level of performance (pursuant to SEC rules) because the Company achieved that level of performance for the two-year performance period from January 1, 2019 to December 31, 2020 and the absolute total shareholder return during the performance period does not apply to awards where the level of performance is less than 150% of target. The final performance and payout have not been certified by the Compensation Committee. Any shares ultimately earned will vest in one installment on February 11, 2022.

(8)	Thirty-four percent of the restricted stock vested on February 13, 2021, and the remaining shares vest in two equal installments on February 13, 2022 and 2023.
(9)
The number of shares and market value for Performance Stock granted February 13, 2020 is reported at the threshold level of performance (pursuant to SEC rules) because the Company has not yet achieved the threshold level of performance for the two-year performance period from January 1, 2020 to December 31, 2021. Any shares ultimately earned will vest in one installment on February 13, 2023.

STOCK VESTED FOR 2020

The following table provides information regarding shares of restricted and performance stock that vested during 2020. The number of shares and value realized on vesting of stock awards includes shares that were withheld at the time of vesting to satisfy tax withholding requirements. Columns related to stock option exercises required by SEC regulations are omitted because our Named Executive Officers did not exercise stock options in 2020. Our Named Executive Officers have no outstanding stock options as of December 31, 2020.

STOCK VESTED FOR 2020
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clarence L. Werner	7,993	308,148
Derek J. Leathers	80,839	3,123,235
H. Marty Nordlund	26,914	1,040,219
John J. Steele	14,684	567,390
Jim S. Schelble	14,684	567,390
James L. Johnson	14,684	567,390

NONQUALIFIED DEFERRED COMPENSATION FOR 2020

We have a nonqualified deferred compensation plan for eligible key employees whose 401(k) plan contributions are limited by IRS regulations affecting highly compensated employees. This plan is subject to the requirements of Section 409A of the Internal Revenue Code and is administered in good faith compliance with Section 409A.

Deferrals. Under the nonqualified deferred compensation plan, eligible employees are permitted to defer a portion of their base salary and cash annual incentive compensation on a pre-tax basis within maximum dollar limitations we establish each year that correspond to participants’ job titles (such as Senior Vice President or Vice President). The maximum deferral limit for each of the Named Executive Officers was $54,000 for the 2020 plan year and is $75,000 for the 2021 plan year.

Company Contributions. The nonqualified deferred compensation plan also permits us to make matching contributions to participant accounts. We did not make any such matches in 2020 and have not done so since adopting the plan.

Earnings. Each participant in the nonqualified deferred compensation plan selects one or more investment funds available under the plan in which their contributed amounts are deemed to be invested. Deferred compensation accounts will then accrue earnings or losses based on the return of the selected investment funds. We do not pay preferential earnings or guarantee above-market earnings on any investments made under the plan.

Distributions and “In Service” Withdrawals. A participant elects under his salary deferral agreement whether the resulting deferred compensation will be distributed to him in annual installments or a lump sum payment upon separation. Distributions are made after the participant’s retirement or termination from the Company and will generally not begin until 12 months after the separation date. Under certain circumstances, participants may also elect to receive scheduled (education account) or hardship “in service” withdrawals while still employed with us. None of our Named Executive Officers received distributions or “in service” withdrawals during 2020.

NONQUALIFIED DEFERRED COMPENSATION FOR 2020
Name	Executive Contributions in 2020 ($)(1)	Company Contributions in 2020 ($)(2)	Aggregate Earnings (Losses) in 2020 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2020 ($)(4)
Clarence L. Werner	—	—	—	—	—
Derek J. Leathers	54,000	—	170,990	—	1,086,768
H. Marty Nordlund	54,000	—	164,278	—	1,052,869
John J. Steele	54,000	—	199,992	—	1,370,398
Jim S. Schelble	54,000	—	113,735	—	1,114,322
James L. Johnson	54,000	—	87,356	—	686,926

(1)
The amounts disclosed in this column are reported as compensation and included within the amounts in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	The Company does not make matching contributions.
(3)
We do not provide above-market or preferential earnings on nonqualified deferred compensation plan balances; therefore, we did not report any portion of these amounts in the Summary Compensation Table pursuant to SEC rules.

(4)
Of these balances, the following executive contributions were reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table in our proxy statements for 2018 and 2019: Mr. Leathers, $107,952; Mr. Nordlund, $99,790; Mr. Steele, $108,004; and Mr. Schelble, $108,004.

CEO PAY RATIO

For 2020, our last completed fiscal year, the annual total compensation of the median employee of our company (other than our CEO) was $54,166; and the annual total compensation of our CEO was $4,810,029. The ratio of the annual total compensation of our CEO to the median employee’s annual total compensation was 89 to 1 for 2020. We believe the ratio provided here is a reasonable estimate calculated in a manner consistent with SEC requirements.

Pursuant to SEC rules, we identified a new median employee for 2020. To identify the median employee, we conducted a full analysis of our U.S. employee population as of our December 31, 2020 determination date. We relied on the definition of employee provided by the applicable rule, and we excluded employees residing in Mexico, China and Canada from our calculation under the de minimis exemption. As of our December 31, 2020 determination date, the total number of U.S. and non-U.S. employees was 12,264, which was used in calculating our de minimis exemption. The number of non-U.S. employees, by jurisdiction, excluded under the de minimis exemption were: (i) Mexico 102, (ii) China 27, and (iii) Canada 21. To determine our median employee, we used total Medicare wages and tips as reported on the employees’ IRS Form W-2 for 2020. These amounts were then annualized to account for permanent employees that were employed for less than the full fiscal year. After identifying the median employee, we then calculated the annual total compensation of such employee for 2020 on the same basis as used for the CEO in the Summary Compensation Table.

PROPOSAL 2 — ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires us to seek non-binding, advisory stockholder approval, commonly referred to as a “say-on-pay” resolution, of our Named Executive Officers’ compensation for 2020 as disclosed in the Executive Compensation section of this Proxy Statement. This advisory vote is not intended to address any specific item of compensation but rather the overall compensation of our Named Executive Officers and the principles, policies and practices described in this Proxy Statement. Accordingly, we are asking stockholders to vote on the following advisory resolution at the 2021 Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.

Through our executive compensation program, we strive to attract, motivate and retain a talented, entrepreneurial executive team that provides leadership and contributes to the achievement of our overall business and financial goals and long-term success, while remaining true to our mission, values and guiding corporate principles. We seek to accomplish these objectives in a manner that rewards performance and aligns with our stockholders’ long-term interests.

You should read the Compensation Discussion and Analysis section beginning on page 18 of this Proxy Statement, which describes our executive compensation program, how our executive compensation process functions and how the program and its procedures are designed to accomplish our compensation objectives. We also urge you to review the executive compensation tables and narratives appearing on pages 29 through 34, which provide more detailed information on our Named Executive Officers’ compensation.

Our Board and Compensation Committee believe our executive compensation program, articulated in the Compensation Discussion and Analysis, achieves our compensation objectives, rewards performance and links our Named Executive Officers’ interests with the long-term interests of our stockholders. The Company believes our executive compensation program has been instrumental to our business and in helping us accomplish our objectives.

At the Company’s annual meeting held on May 12, 2020, more than 98% of the stockholder votes were cast in favor of our say-on-pay resolution to approve, on an advisory basis, the compensation of our Named Executive Officers. The Company and its Compensation Committee believe this affirms our stockholders’ support of the Company’s approach to executive compensation and executive compensation program objectives. We historically have held our say-on-pay vote every three years. At the Company’s annual meeting held on May 9, 2017, the stockholders voted on an advisory basis to conduct future advisory votes on executive compensation every year, as recommended by our Board of Directors. The Board has determined that an advisory say-on-pay resolution will be included in the Company’s proxy materials every year commencing in 2018 until the next frequency vote, which will be held in 2023. The frequency vote is an opportunity for stockholders to cast an advisory vote on the frequency of future say on pay votes, such as this Proposal 2.
This advisory resolution is non-binding on the Company, Board of Directors and Compensation Committee. The Board and Compensation Committee, when appropriate, will review and consider the voting results as one factor when making future decisions and determinations regarding executive compensation and our executive compensation program.

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 2

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the advisory resolution on executive compensation. The Designated Proxy Holders of proxies solicited by the Board in this Proxy Statement will vote the proxies as directed on each proxy, or if no instruction is made, for the approval of the advisory resolution on executive compensation.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP (“KPMG”) is our independent registered public accounting firm. The table that follows sets forth the aggregate fees billed to us by KPMG for professional audit services rendered in connection with the audit of our annual financial statements and internal control over financial reporting for 2020 and 2019. KPMG did not provide any other services to us during those periods.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES FOR 2020 AND 2019
	2020 ($)	2019 ($)
Audit Fees	773,750	623,750
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	773,750	623,750

Audit Fees. Audit fees consist of fees for (i) the audit of our annual financial statements included in our Annual Reports on Form 10-K for 2020 and 2019, (ii) review of our financial statements included in our Quarterly Reports on Form 10-Q during such periods and (iii) the audit of our internal control over financial reporting during such periods. The 2020 audit fees also include fees totaling $110,000 for comfort letters and consents issued in relation to the Form S-3 registration statement for Mr. Werner’s sale of his Company common stock. Mr. Werner reimbursed the Company for the $110,000.

Audit-Related Fees. Audit-related fees consist of fees (i) for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under Audit Fees and (ii) fees related to audit and attest services not required by laws or regulations and consultations concerning financial accounting and reporting standards.

Tax Fees. Tax fees are defined as fees for professional services for tax compliance, tax advice and tax planning. These services may include assistance regarding federal, state and international tax compliance, tax return preparation, tax audits and customs and duties.

The Audit Committee has reviewed KPMG’s provision of services and believes that these services are compatible with maintaining the independence of KPMG. KPMG did not provide any non-audit services for us in 2020.

The Audit Committee has approved KPMG to perform the review of our first quarter 2021 financial statements. Proposed audit fees for KPMG to serve as our independent registered public accounting firm for the remainder of 2021 will be presented to the Audit Committee for review and approval at the next quarterly meeting. Representatives of KPMG will be present at the 2021 Annual Meeting and will have an opportunity, should they so desire, to make a statement. The KPMG representatives will also be available to respond to appropriate questions from stockholders.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES PERFORMED
BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has a policy for pre-approving all audit and non-audit services provided by independent registered public accounting firms. Prior to the engagement of an independent registered public accountant for the next year’s audit, our management will submit to the Audit Committee for approval an itemized list of all audit and non-audit services expected to be rendered during such year and the budgeted fees for such services. The Audit Committee then pre-approves these services according to the categories of service in the Independent Registered Public Accounting Firm Fees for 2020 and 2019 table. When determining whether a service should receive pre-approval, the Audit Committee considers whether such services are consistent with the SEC rules regarding auditor independence. In the event circumstances arise and it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval, the Audit Committee will approve such additional services prior to the commencement of the engagement and provision of such services.

Pursuant to its charter, the Audit Committee may delegate to its Chair the pre-approval authority to address any requests for pre-approval of services between Audit Committee meetings, and such Chair must report any such pre-approval decisions to the committee at its next meeting. Our management and independent registered public accounting firm periodically report to the full Audit Committee (i) the extent of services provided by such accounting firm in accordance with this pre-approval and (ii) the fees for services performed to date.

The Audit Committee did not approve any fees during 2020 and 2019 that related to the waiver of pre-approval provisions or the de minimis exception set forth in applicable SEC rules.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the U.S. Securities and Exchange Commission, nor shall this report be subject to Regulation 14A (other than as indicated) or to the liabilities set forth in Section 18 of the Securities Exchange Act of 1934. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference or treats it as soliciting material.

The Audit Committee of the Board of Directors is comprised of Ms. Duren and Messrs. Gallagher, Holmes, Jung and Timmerman. Mr. Jung is the Chair of the Audit Committee. All of the Audit Committee members are qualified independent directors under the audit committee structure and membership requirements of the NASDAQ and SEC rules and regulations. The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the financial reporting process of Werner Enterprises, Inc. (the “Company”). The Audit Committee conducts its oversight activities by exercising the certain responsibilities and powers set forth in its written charter adopted by the Board. A copy of the charter is available on the Company’s website.

The general duties of the Audit Committee include reviewing the Company’s financial information that will be presented to stockholders and filed with the SEC; appointing the independent registered public accounting firm; reviewing services provided by the Company’s independent auditors and internal audit department; and evaluating the Company’s accounting policies and its system of established internal controls. In its oversight of the independent registered public accounting firm, the Audit Committee reviews the scope of the audit, audit fees, auditor independence matters and the extent to which the independent auditors are retained to perform non-audit services for the Company.

The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. Rather, the Company’s management is responsible for the preparation, consistency, integrity and fair presentation of the Company’s financial statements, accounting and financial principles, internal control and disclosure control systems and procedures designed to ensure compliance with applicable accounting standards, laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing independent quarterly reviews and an independent annual audit of the financial statements and internal control over financial reporting and for expressing an opinion on the conformity of those statements with accounting principles generally accepted in the United States of America (“GAAP”) and an opinion on the effectiveness of the Company’s internal control over financial reporting.

In conjunction with the preparation of the Company’s 2020 audited consolidated financial statements, the Audit Committee met with both management and the independent auditors of the Company to review and discuss significant accounting issues and the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for 2020 prior to the issuance of such financial statements. Management advised the Audit Committee that such financial statements were prepared in accordance with GAAP, and the Audit Committee discussed such financial statements with management and the independent auditors. The Audit Committee’s assessment included a discussion with the Company’s independent auditors regarding matters that are required to be discussed pursuant to applicable standards of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee also received and reviewed the written disclosures and letter submitted to the committee by the Company’s independent auditors, KPMG LLP. Such written disclosures and letter are required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence. The Audit Committee and KPMG LLP also discussed KPMG LLP’s independence as the independent auditors of the Company.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2020, for filing with the SEC.
Patrick J. Jung, Chair
Diane K. Duren
Michael L. Gallagher
Jack A. Holmes
Gerald H. Timmerman

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 3

We are asking stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for 2021. Although this stockholder ratification is not required by our By-Laws, Audit Committee charter or otherwise, the Board of Directors is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders do not ratify the appointment of KPMG, then our Audit Committee and Board of Directors will reconsider the appointment. Even if our stockholders ratify the selection of KPMG, the Audit Committee will retain its authority to, in its discretion and at any time during 2021, select a different independent registered public accounting firm or terminate KPMG if the Audit Committee determines that such a change would be in our best interests and those of our stockholders.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021. The Designated Proxy Holder of proxies solicited by the Board in this Proxy Statement will vote the proxies as directed on each proxy, or if no instruction is made, for the ratification of the appointment of KPMG LLP.

TRANSACTIONS WITH RELATED PERSONS

REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

Our Governance Committee charter requires the Governance Committee (each member of which is independent under applicable NASDAQ listing standards and SEC rules) to oversee administration of our policies with respect to related person transactions and to review and approve all related person transactions submitted to the Governance Committee when such approval is required under the NASDAQ and SEC rules and regulations. The Company discloses related person transactions that are required to be disclosed under SEC rules in its applicable SEC filings.

For purposes of Item 404 of SEC Regulation S-K, a “related person transaction” is generally any effected or proposed transaction, arrangement or relationship in which:
(i)The Company was or is to be a participant;
(ii)The amount involved exceeds or is expected to exceed $120,000; and
(iii)Any “related person” has an interest.

Under Item 404, “related person” generally means:
•A director or director nominee of the Company;
•An executive officer of the Company;
•A security holder who is known to be the beneficial owner of more than 5% of our common stock;

•Any “immediate family member” of a director, director nominee, executive officer or beneficial owner of more than 5% of our common stock. “Immediate family members” include spouse, children, parents, siblings, in-laws, stepparents and stepchildren and any other person sharing the related person’s household; or
•Any firm, corporation or other entity in which any of the foregoing persons (i) is employed by, a director of or a partner or principal in such entity or (ii) has a beneficial ownership interest of 10% or more.

RELATED PERSON TRANSACTIONS

Land Lease Agreement. The Company leases certain land from the Clarence L. Werner Revocable Trust (the “Trust”), a related person. CL Werner, Chairman of the Board of Werner Enterprises, Inc., is the sole trustee of the Trust. On February 8, 2007, the Company entered into a revised Lease Agreement, effective as of May 21, 2002 (the “Lease Agreement”), and a License Agreement (the “License Agreement”) with CL Werner in his capacity as trustee. The Lease Agreement and License Agreement were approved by the disinterested members of the Board of Directors at the Board’s February 8, 2007 meeting. The Lease Agreement was originally entered into between the parties on May 21, 2002 with a 10-year lease term commencing June 1, 2002 (the “2002 Lease Agreement”).

The Lease Agreement covers the lease of land comprising approximately 35 acres (referred to as the “Lodge Premises”), with improvements consisting of lodging facilities and a sporting clay range which the Company uses for business meetings and customer and supplier promotion. The 2002 Lease Agreement provided for a non-exclusive license to use for hunting purposes a contiguous portion of farmland comprising approximately 580 acres (referred to as the “Farmland Premises”). These license rights were deleted from the Lease Agreement and incorporated into the License Agreement.

The Lease Agreement’s initial ten-year term expired May 31, 2012. The Lease Agreement gives the Company the option to extend such agreement for two additional five-year periods, through 2017 and 2022, respectively. The Company exercised its option to extend the term of the lease to May 31, 2022. Under the Lease Agreement, the Company also makes annual rental payments of one Dollar ($1.00) per year, and the Company is responsible for the real estate taxes and maintenance costs on the Lodge Premises. These costs totaled approximately $84,000 in 2020. The terms of the Lease Agreement also permit CL Werner, in his capacity as landlord, to receive as rent use of the Lodge Premises and Farmland Premises for personal use.

Under the Lease Agreement, at any time during the lease or any extension thereof, the Company has the option to purchase the Lodge Premises from the Trust at its current market value, excluding the value of all leasehold improvements the Company made. The Company also has a right of first refusal to purchase the Lodge Premises, or any part thereof, if the Trust receives an offer from an unrelated third party to purchase the Lodge Premises. The Trust has the option at any time during the lease to demand that the Company exercise its option to purchase the Lodge Premises. If the Company does not elect to purchase the Lodge Premises as demanded by the Trust, then the Company’s option to purchase at any time during the lease is forfeited; however, the Company will retain the right of first refusal with respect to a purchase offer from an unrelated third party. If, at the termination of either of the two five-year renewal periods, the Company has not exercised its option to purchase the Lodge Premises accordingly, the leasehold improvements become the property of the Trust. However, the Company currently intends to exercise its option to purchase the Lodge Premises at its current market value prior to the completion of the lease period, including the two five-year renewal periods. The Company has made leasehold improvements to the Lodge Premises since the inception of the lease agreement in 1994. The cost of these improvements was approximately $7.0 million, and the net book value (cost less accumulated depreciation) at December 31, 2020 was approximately $2.4 million.

The revisions to the Lease Agreement removed the provisions relating to the Farmland Premises (including the option to purchase rights), as of the effective date of the 2002 Lease Agreement, and the Company and the Trust entered into the separate License Agreement defining the Company’s respective rights to the Farmland Premises. Under the License Agreement, the Company and its invitees are granted a non-exclusive right to hunt and fish on the Farmland Premises, for a term of one year, which is automatically renewable unless either party terminates not less than 30 days prior to the end of the current annual term. The Trust agrees to use its best efforts to maintain a controlled shooting area permit on the Farmland Premises while the License Agreement is effective and to maintain the land in a manner to maximize hunting cover for game birds. In consideration of the license to hunt and fish on the Farmland Premises, the Company agrees to pay the Trust an amount equal to the real property taxes and special assessments levied on the land and the cost of all fertilizer and seed used to maintain the hunting cover and crops located on the land. Such costs were approximately $32,000 for 2020.

Family Members of Executive Officers and Directors. The Company employs family members of certain executive officers and directors. Such family members are employed on the same terms and conditions as non-related employees, and their total compensation is commensurate with that of their peers. In 2020, the Company employed three individuals who are considered a “related person” under Item 404 of Regulation S-K of the SEC, none of whom received compensation in excess of $120,000.

Aircraft Charter Services and Private Aircraft Usage. During 2020, the Company used aircraft charter services for Company business travel pursuant to a customary charter arrangement with an aircraft charter and management entity owned by the son-in-law of CL Werner. On certain occasions when Mr. Werner and/or other executives traveled on Company business, the aircraft used for such charters were private aircraft owned by CL Werner. The Company pays an hourly rate as well as certain charter-related additional expenses such as landing fees, crew expenses, catering and federal excise taxes. The Company paid a total of $238,013 to the aircraft charter entity in 2020 for aircraft charters and the charter-related additional expenses and excise taxes, of which $201,000 represented charter fees for the private aircraft owned by Mr. Werner. The Company was reimbursed $114,139 by Mr. Werner for a portion of these costs in 2020.

Gregory L. Werner Severance Agreement. Effective August 27, 2015, Gregory L. Werner resigned as our Chief Executive Officer. In connection with his resignation, Mr. Werner and the Company entered into a Severance Agreement and Release (the “Severance Agreement”) dated August 27, 2015, the terms of which were approved by the Compensation Committee. Under the Severance Agreement and subject to the terms and conditions set forth therein, the Company and Mr. Werner agreed to the following severance benefits: (i) a cash severance benefit of $4.0 million, payable in ten (10) semi-annual installments of $400,000 each on January 1 and July 1 of each year, with the first payment to be made on January 1, 2016 and the last payment to be made on July 1, 2020, and (ii) payment of Mr. Werner’s COBRA premiums for continuation of health benefits for a period of 18 months. In accordance with the terms of Mr. Werner’s previously granted equity compensation award agreements and the Company’s Amended and Restated Equity Plan, all unvested equity awards were forfeited upon the effective date of his resignation. Mr. Werner retired from the Board effective March 24, 2020, and the final payment under the Severance Agreement was made on July 1, 2020.

STOCKHOLDER PROPOSALS

Only stockholders of record as of March 22, 2021, are entitled to bring business before the 2021 Annual Meeting. All stockholder proposals must be in writing and include the following:
(i)A brief description of the business the stockholder desires to bring before the Annual Meeting;
(ii)The reason for conducting such proposed business at the Annual Meeting;
(iii)The name and address of the stockholder proposing such business;
(iv)The number of shares of our common stock beneficially owned by such stockholder; and
(v)Any material interest of the stockholder in such business.

To be eligible for inclusion in our 2022 Proxy Materials: Stockholder proposals intended to be presented at our 2022 Annual Meeting of Stockholders must be in writing and be received by the Corporate Secretary at our executive offices on or before December 3, 2021. The inclusion of any such stockholder proposal in our 2022 Proxy Materials will be considered untimely if received after December 3, 2021. Stockholders may submit nominations for directors to be elected at the 2022 Annual Meeting of Stockholders, and such nominations must be contained in a written proposal and delivered to the Corporate Secretary at our executive offices by December 3, 2021. For a description of the process of submitting stockholder nominations for director, refer to the Director Nomination Process section under Corporate Governance in this Proxy Statement.

All written stockholder proposals (whether for the recommendation of director candidates or the proposal of other business) are subject to and must comply with the applicable rules and regulations under the Exchange Act, including Rule 14a-8. Rule 14a-8 provides requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. The address for our Corporate Secretary and executive offices is provided in the Contacting the Corporate Secretary and Executive Offices section of this Proxy Statement.
Regarding proposals not to be included in our 2021 Proxy Materials: Stockholders may present proposals for consideration at the 2021 Annual Meeting of Stockholders that are not intended for inclusion in the 2021 Proxy Materials. These proposals must be received in writing by the Corporate Secretary at our executive offices no later than April 21, 2021 for the 2021 Annual Meeting. Pursuant to our By-Laws, stockholders may make other proposals at the Annual Meeting to be discussed and considered; but unless the Corporate Secretary receives the written proposal at least twenty days before the Annual Meeting, such proposal will be considered untimely and will not be acted upon. Instead, the proposal will be laid over for action at the next stockholder meeting.

ANNUAL MEETING AND VOTING INFORMATION

Annual Meeting Information. The 2021 Annual Meeting of Stockholders will be held at 10:00 a.m. local Central Daylight time on Tuesday, May 11, 2021, at the Embassy Suites Omaha-La Vista Hotel & Conference Center, and at any adjournment(s) thereof. The Embassy Suites Omaha-La Vista Hotel & Conference Center is located at 12520 Westport Parkway in La Vista, Nebraska, which is situated near U.S. Interstate 80 and the Giles Road exit (Exit 442) in La Vista’s Southport development. Should you require additional directions to attend the meeting and vote in person, you may contact our Corporate Secretary at the contact information provided in the Contacting the Corporate Secretary and Executive Offices section. At the meeting, members of our management team will discuss our results of operations and business plans. Members of our Board of Directors are also expected to be present.

Record Date. The record date for the Annual Meeting is March 22, 2021. On the record date, 67,918,148 shares of common stock ($0.01 par value) were outstanding. At the Annual Meeting, each stockholder will be entitled to one vote (in person or by proxy) per share that is owned of record at the close of business on March 22, 2021. Our stock transfer books will not be closed. On March 22, 2021, the closing market price of our common stock as reported on the NASDAQ Global Select MarketSM was $45.86 per share.

Quorum. For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Both abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. “Broker non-votes” are shares held by a brokerage firm, bank or other nominee (collectively, a “broker”) that are represented by proxy at the Annual Meeting, but the broker has not received voting instructions from the beneficial owner of such shares and does not have discretionary voting power for certain matters.

Stockholders Eligible to Vote and Voting Methods. Only stockholders of record as of the close of business on the record date are entitled to receive notice of, attend and vote at the Annual Meeting. How you hold your shares determines the method by which you may vote your shares. Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent (Equiniti Trust Company), you are considered a “registered stockholder” and the stockholder of record with respect to those shares. If you are a registered stockholder, you may vote your shares by mail using the enclosed proxy and postage-paid return envelope and by following the instructions appearing on the proxy. As a registered stockholder, you may also vote your shares in person at the Annual Meeting by notifying and obtaining a ballot from the Corporate Secretary prior to the occurrence of any votes.

Beneficial Owners. If your shares are held in a brokerage account, bank or other nominee, you are considered a “beneficial owner” of shares, and you have the right to instruct your broker how to vote the shares held in your account. Your broker will inform you as to how your shares may be voted by proxy, including whether Internet or telephonic voting options are available. As a beneficial owner of shares, you may not vote in person at the Annual Meeting unless you obtain from your broker a legal proxy that gives you the right to vote the shares.

Regardless of how you hold your shares, your right to vote in person at the Annual Meeting is not affected by signing and returning the proxy by mail (as generally done by registered stockholders) or by submitting your proxy pursuant to your broker’s instructions (as done by beneficial owners, commonly by the Internet or telephone).

Voting Your Proxy and Designated Proxy Holders. When a proxy is executed and returned (and not revoked) prior to the Annual Meeting, the proxy will be voted according to the instructions you made when granting the proxy. Unless you specify otherwise or if no choice is indicated on your proxy, all shares of our common stock represented by the proxy will be voted:
(i)FOR the election of ALL nominees for director (Proposal 1);
(ii)FOR the approval of the advisory resolution on executive compensation (Proposal 2);
(iii)FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021 (Proposal 3); and
(iv)In accordance with the best judgment of the named proxy on any other matters properly brought before the Annual Meeting or any adjournment thereof. See Other Matters in this Proxy Statement.

For purposes of the 2021 Annual Meeting, Clarence L. Werner and Derek J. Leathers will act as the appointed and authorized “Designated Proxy Holders.” Your executed proxy appoints each of the Designated Proxy Holders as your duly authorized attorney-in-fact and gives the applicable Designated Proxy Holder the power to represent and vote at the Annual Meeting all shares of our outstanding common stock that you are entitled to vote. The Designated Proxy Holders will vote your shares as instructed by you on your proxy. If you do not provide voting instructions on the proposals discussed in this Proxy Statement, or for any other matters properly presented at the Annual Meeting, your proxy also gives each of the Designated Proxy Holders the discretionary authority to vote your shares represented thereby as noted in this Proxy Statement and in accordance with his best judgment.

Revoking Your Proxy. Any stockholder who delivers an executed proxy has the right to revoke the proxy at any time prior to the call to vote at the Annual Meeting. You may revoke your proxy before the Annual Meeting by (i) delivering a written and executed notice of revocation of the proxy to the Corporate Secretary at our executive offices prior to the Annual Meeting, (ii) executing and delivering a new proxy with a later date before the Annual Meeting or (iii) attending the Annual Meeting, informing the Corporate Secretary of your proxy revocation and voting in person. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Cumulative Voting in Director Elections. With respect to the election of directors, Company stockholders (or their proxy holder, if one is appointed) have cumulative voting rights under the laws of the State of Nebraska. This means that you (or your proxy holder) may: (i) vote your shares for as many directors as are to be elected; (ii) cumulate your shares and give one director nominee an amount of votes equal to the total number of directors to be elected multiplied by the total number of your shares; or (iii) distribute an amount of votes calculated as described in section (ii) among as many director nominees as you desire. If you wish to vote cumulatively, you must vote in person or give your specific cumulative voting instructions to the selected proxy, and your instructions must indicate the number of votes represented by your shares that are to be cast for one or more of the director nominees. The solicitation of proxies on behalf of the Board of Directors includes a solicitation for discretionary authority to cumulate votes. You may withhold authority to vote for any nominee(s) by striking through the name(s) of such nominee(s) on the accompanying proxy.

Votes Required for Proposals and Voting Process. If you are a beneficial owner, certain exchange rules govern how brokers can vote your shares. If your broker does not receive voting instructions from you, the broker may generally vote your shares on certain routine matters but cannot vote your shares on the election of directors, corporate governance proposals and other non-routine matters; these broker non-votes will not be treated as votes cast at the Annual Meeting on non-routine matters. With respect to the proposals described in this Proxy Statement to be voted on at the 2021 Annual Meeting, the election of directors (“Proposal 1”) and approval of the advisory resolution on executive compensation (“Proposal 2”) constitute non-routine matters. The ratification of the appointment of our independent registered public accounting firm (“Proposal 3”) is considered a routine matter.

The following votes are required for the three proposals discussed in this Proxy Statement to be voted on at the Annual Meeting, assuming the presence of a quorum:
Proposal 1. Directors are elected when they receive a plurality of affirmative votes cast by holders of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon. This means the five nominees receiving the highest number of votes at the Annual Meeting, after taking into account any cumulative voting, will be elected to the Board. Abstentions and broker non-votes will not impact the election of directors.

Proposal 2. The approval of the advisory resolution on executive compensation will be decided by the affirmative vote of a majority of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will be counted as votes cast and will have the same effect as a vote against the resolution. Broker non-votes will not be counted as votes cast and will have no effect on the outcome of such vote.

Proposal 3. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will be counted as votes cast and will have the same effect as a vote against the matter. Broker non-votes will also be counted as votes cast; however, because brokers may vote on this routine matter, no broker non-votes are expected in connection with this Proposal 3.

Voting Results. Our Corporate Secretary has been appointed by the Board to serve as the inspector of election for the Annual Meeting. Proxies and ballots will be received and tabulated by the inspector of election. Preliminary voting results will be announced at the Annual Meeting, and the inspector of election will then calculate final voting results. We will disclose the Annual Meeting voting results on a Current Report on Form 8-K filed with the SEC in accordance with SEC rules.

Stockholder Privacy. As a matter of Company policy, we keep all proxies, ballots and voting tabulations that identify individual stockholders private and confidential. Such documents are available for examination only by the inspector of election and certain Company representatives who assist with processing proxies and tabulating the vote. Stockholder votes are not otherwise disclosed, except as may be necessary to meet legal requirements.

Expenses of Solicitation. We will bear all costs of this proxy solicitation, including expenses for the preparation, printing, assembly and mailing of materials. Some of our directors, officers and employees may also solicit proxies in person or by the Internet, telephone or other electronic communications, and they will not receive any additional compensation for making such solicitations. We will also reimburse brokerage firms and other custodians and fiduciaries for all reasonable expenses incurred for forwarding Proxy Materials to beneficial owners of our stock in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy will help to avoid additional expense in the event the Company retains an outside firm to solicit proxies.

Other Matters. On the date of mailing this Proxy Statement, the Board of Directors knows of no other matters to be brought before stockholders at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are properly presented at the meeting, your signed proxy authorizes the Designated Proxy Holder to vote the shares represented thereby in his discretion and according to his best judgment.

Assuming the presence of a quorum, all other matters that properly come before the Annual Meeting will each require the affirmative vote of a majority of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon.

STOCKHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding” pursuant to SEC rules and regulations. Under this procedure, we will deliver only one copy of this Proxy Statement and our 2020 Annual Report to multiple stockholders who share the same mailing address (if they appear to be members of the same family), unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate Proxies. This procedure reduces our printing and mailing costs and fees.

We will promptly deliver, upon written or oral request, a separate copy of this Proxy Statement and the 2020 Annual Report to any stockholder at a shared address to which a single copy of either of those documents was delivered. To request a separate copy of this Proxy Statement and/or the 2020 Annual Report, stockholders may write or call our Corporate Secretary at our executive offices. You will not be charged for any requested copies. This Proxy Statement and our 2020 Annual Report are also available on our website.

Householding of proxy materials occurs when you provide us or your broker with a written householding consent. Stockholders who would like to revoke their householding consent and receive a separate copy of our subsequent proxy statements and annual reports to stockholders should contact their broker (if the shares are held in a brokerage account) or our Corporate Secretary (if you hold registered shares). Stockholders who share a mailing address and receive multiple copies of proxy materials but would like to participate in householding and receive a single copy of our proxy materials should contact their broker or our Corporate Secretary.

CONTACTING THE CORPORATE SECRETARY AND EXECUTIVE OFFICES

Our Corporate Secretary is James L. Johnson. The mailing address, telephone numbers and e-mail address for our Corporate Secretary and executive offices are:
Werner Enterprises, Inc.
Attention: Corporate Secretary
Post Office Box 45308
Omaha, Nebraska 68145-0308
Telephone: (402) 895-6640
Toll-Free: (800) 228-2240
E-Mail: invrelations@werner.com

INTERNET WEBSITE AND AVAILABILITY OF MATERIALS

Our Internet website, as referred to in this Proxy Statement, is: http://www.werner.com, under the “Investors” link. This Proxy Statement, the Notice of Annual Meeting of Stockholders and 2020 Annual Report (including our Annual Report on Form 10-K for 2020) are available on our website. Our prior proxy statements, annual reports and SEC filings are also included on the website. You may obtain a copy of these materials, without charge, on our website or by contacting the Corporate Secretary.

By Order of the Board of Directors,
James L. Johnson
Omaha, Nebraska	Executive Vice President, Chief Accounting Officer
April 2, 2021	& Corporate Secretary

WERNER ENTERPRISES, INC.
Post Office Box 45308
Omaha, Nebraska 68145-0308

PROXY

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held Tuesday, May 11, 2021. The undersigned stockholder hereby acts by proxy and appoints Clarence L. Werner and Derek J. Leathers to act as duly authorized attorneys-in-fact and proxies (collectively, the “Designated Proxy Holders”), with full power of substitution, to represent and vote, as the undersigned stockholder directs herein, all shares of common stock of Werner Enterprises, Inc., that such stockholder is entitled to vote as of March 22, 2021 at the Annual Meeting of Stockholders to be held on Tuesday, May 11, 2021 (including any adjournments or postponements thereof), and to vote all such shares on any other business that properly comes before such meeting. The proposals to be voted on in this Proxy are not related to, and are not conditioned upon, the approval of other matters.

1.    PROPOSAL 1 – Election of directors. Check only one box. To withhold authority to vote for any individual nominee(s), check “For All Except” and write the number(s) of the nominee(s) on the line beside the box. (Board of Directors recommendation: FOR ALL)

Nominees:	1.	Scott C. Arves–Class III	2.	Vikram Mansharamani, Ph.D.–Class III	3.	Alexi A. Wellman–Class III
	4.	Carmen A. Tapio–Class I	5.	Derek J. Leathers–Class II

For All ☐	Withhold All ☐	For All Except ☐

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check this box and then indicate the name(s) and the number of votes to be given to such nominee(s) on the line below. Please do not check this box unless you want to exercise cumulative voting. ☐

Cumulate

2.    PROPOSAL 2 – To approve the advisory resolution on executive compensation. Check only one box. (Board of Directors recommendation: FOR)

For ☐	Against ☐	Abstain ☐

3.    PROPOSAL 3 – To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Werner Enterprises, Inc. for the year ending December 31, 2021. Check only one box. (Board of Directors recommendation: FOR)

For ☐	Against ☐	Abstain ☐
This Proxy, when properly executed, will be voted as directed by the undersigned stockholder. If no instruction is given with respect to a proposal, this Proxy will be voted in accordance with the recommendation of the Board of Directors, which is: “FOR ALL” for Proposal 1 (PROXY HOLDERS MAY CUMULATE VOTES) and “FOR” for Proposals 2 and 3.
Please date, sign and print your name.*

IF HELD JOINTLY:

Signature	Date	Signature	Date

Printed Name		Printed Name
*When shares are held by joint tenants, both individuals should sign this Proxy. When signing as an attorney, executor, administrator, trustee or guardian, provide your full title. If the stockholder is a corporation or partnership, provide the full corporate or partnership name by the name of the authorized officer or person completing this Proxy.
Please mark, sign, date and promptly return this Proxy using the enclosed postage-paid return envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2021: The Proxy Statement and 2020 Annual Report of Werner Enterprises, Inc. are available, without charge, at http://www.werner.com under the “Investors” link or by contacting the Corporate Secretary by toll free telephone at (800) 228-2240 or by e-mail at invrelations@werner.com.